Exhibit 10.65

STOCKHOLDERS AGREEMENT

OF

LAUREATE EDUCATION, INC.

DATED AS OF DECEMBER [•], 2016

BY AND AMONG

LAUREATE EDUCATION, INC.

AND

THE OTHER PARTIES HERETO

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as amended from time to time, this “Agreement”) is entered into as of December [•], 2016, by and among Laureate Education, Inc., a public benefit corporation organized under the laws of Delaware (the “Company”), Wengen Alberta, Limited Partnership, a limited partnership under the laws of the Province of Alberta (“Wengen”), the investors set forth on Schedule A (the “Investors”), and any other stockholders that may become a party to this Agreement after the date hereof and pursuant to the terms hereof (collectively with the Investors, the “Stockholders”).  Certain capitalized terms used herein are defined in Section 5.1. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed in the Certificate of Designations.

RECITALS

WHEREAS, each Stockholder owns, as of the date hereof, that type and number of shares of Capital Stock of the Company as set forth opposite such Stockholder’s name on Exhibit I hereto;

WHEREAS, the Stockholders believe it to be in the best interest of the Company and the Stockholders to provide for the continued stability of the business and policies of the Company and its Subsidiaries, as the same may exist from time to time, and, to that end, the parties hereto set forth this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
TERMINATION

1.1                               Termination of Agreement.  Except with respect to such provisions as specifically set forth herein, this Agreement will automatically terminate upon the earlier to occur of (i) the consummation of an Exit Event, (ii) when all of the Investors collectively cease to hold more than one percent (1.0%) of the outstanding shares of Capital Stock, or (iii) subject to the following proviso, the effective time of a Public Offering; provided, however, that, notwithstanding the foregoing, (a) the provisions set forth in this Section 1.1, Section 2.1(f) and Section 2.4 (and the defined terms set forth therein) shall survive any such termination pursuant to clause (iii) above until the earlier to occur of (x) redemption of all the shares of Series A Preferred Stock pursuant to the terms of the Certificate of Designations, or (y) the earlier of (A) the date on which the Initial Follow-On Public Offering is consummated pursuant to the Certificate of Designations and the Registration Rights Agreement or (B) if then converted, the date which is 120 days (or if a registration is suspended, postponed or otherwise not available pursuant to the terms of the Registration Rights Agreement, then an additional number of days equal to the length of such suspension, postponement or lack of availability) after the date on which an amount of Conversion Stock equal to or more than the Priority Amount has been registered pursuant to an effective registration statement in accordance with the terms of the Registration Rights Agreement, or if earlier, the date on which at least the Priority Amount under such registration statement has been sold, and (b) and the provisions set forth in Section 4.2 shall remain outstanding so long as any Investor holds any Series A Preferred Stock.

ARTICLE II
TRANSFERS AND ISSUANCES

2.1                               Limitations on Transfer.  Subject to and except as provided in this Agreement and applicable Law, an Investor shall be permitted to Transfer from time to time any or all of the Series A Preferred Stock and Conversion Stock beneficially owned by it without the consent or approval of any Person.  Each Stockholder hereby agrees that:

(a)                                 no Transfer of Capital Stock shall occur in any manner that violates the provisions of the Certificate of Incorporation or Bylaws of the Company, this Agreement, or any applicable Law, including federal or state securities Laws;

(b)                                 no Stockholder may Transfer any shares of Series A Preferred Stock starting at the close of business on a date not more than fifteen (15) days before the date of the anticipated commencement of a bona fide roadshow for QPO (which date is notified by the Company in writing to the Stockholders before such date) and ending on the earlier of (i) the initial settlement date of the QPO, (ii) twenty-one (21) days (or, if such roadshow includes in-person meetings in any jurisdiction outside the United States, thirty (30) days) after the first day of such roadshow and (iii) fifteen (15) days after such notification by the Company if the roadshow has not commenced by such date; provided, however, that, for so long as this Agreement remains in effect, the Company agrees not to terminate, amend or supplement (or agree to terminate, amend or terminate) any equivalent or substantially similar transfer restrictions in that certain Note Exchange Agreement dated April 15, 2016 among the Company and the other parties there in any way that is substantially more favorable to the Person(s) subject thereto than as set forth herein unless and until the Company terminates, amends or supplements the restrictions set forth in this Section 2.1(b).

(c)                                  during the period commencing on the effective time of a Public Offering and continuing until the earlier of (i) three hundred sixty-six (366) days from the effective time of such Public Offering and (ii) the date on which the shares of Series A Preferred Stock are converted into shares of Common Stock, each Stockholder agrees that it shall not enter into a transaction which would have the same effect, or enter into any swap, hedge or other similar arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities (but, for the avoidance of doubt, not the direct ownership of the shares of Series A Preferred Stock), whether any such aforementioned transaction or arrangement is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such swap, hedge or other similar arrangement;

(d)                                 no Stockholder may Transfer any shares of Series A Preferred Stock to any Person (any such Person, a “Restricted Transferee”) that is (A) a Competitor of the Company as determined by the Board in its good faith reasonable discretion, (B) listed on Schedule 2.1(d), (C) that is a target of any economic sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“Sanctions Target”), or (D)

named on (x) a list promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter or (y) the World Bank Listing of Ineligible Firms; provided, however, that notwithstanding the foregoing, a Stockholder may at any time deliver to the Company’s General Counsel (with copies to the Company’s Chief Financial Officer, Treasurer and Corporate Secretary) a written list of potential transferees (including, for the avoidance of doubt, any potential Transferee the name of which is on any of the foregoing lists), and, if the Company does not indicate in writing within ten (10) Business Days after the submission of such list whether it considers, in the good faith reasonable judgment of the Board, all or any of such potential Transferees to be Restricted Transferee(s), then any such potential Transferee that has not been timely indicated by the Company to be a Restricted Transferee shall not be considered a Restricted Transferee and the Stockholder shall be permitted to Transfer to such Person pursuant to the terms of this Article II after the expiration of such ten (10) day period; and

(e)                                  no Stockholder may Transfer any shares of Series A Preferred Stock to any:

(i)                                     Person  or member of such Person’s family (as the term “family” is defined in 34 C.F.R. Section 668.174(c)(4)), that alone or together, (i) exercises or exercised Substantial Control (as the term “substantial control” is defined in 34 C.F.R. § 668.174(c)(3)) over another educational institution or third-party servicer (as that term is defined in 34 C.F.R. Section 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation;

(ii)                                  Person that has pled guilty to, pled nolo contendere, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs or has been administratively or judicially determined to have committed fraud or any other material violation of Law involving funds of any Governmental Authority or Educational Agency; or

(iii)                               Person that has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy, or to the knowledge of such Person, has a Subsidiary that has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(f)                                   Notwithstanding anything in this Agreement or any other Transaction Documents to the contrary, starting immediately after the pricing of a Public Offering and continuing until the earlier of (x) the date on which the Initial Follow-On Public Offering is consummated pursuant to the Certificate of Designations and the Registration Rights Agreement or (y) if then converted, the date which is 120 days (or if a registration is suspended, postponed or otherwise not available pursuant to the terms of the Registration Rights Agreement, then an additional number of days equal to the length of such suspension, postponement or lack of availability) after the date on which an amount of Conversion Stock equal to or more than the Priority Amount has been registered pursuant to an effective registration statement in accordance with the terms of the Registration Rights Agreement, or if earlier, the date on which at least the Priority Amount under such registration statement has been sold, neither Wengen nor Douglas L. Becker shall offer, sell or otherwise Transfer, or agree to offer, sell or otherwise Transfer, either directly or indirectly, any of such Person’s Equity Securities in the Company, including pursuant to a Registration Statement or in a Public Offering; provided, however, the foregoing restriction shall not apply with respect to Becker Excluded Securities.

2.2                               Effect of Void Transfers.  Any Transfer made in breach of this Agreement shall be null and void and of no effect, and the Company shall not (i) recognize any purported Transfer of Capital Stock in violation of this Agreement, (ii) record or register any such Transfer of Capital Stock in its share registry, or (iii) cause any third party transfer agent to effect such Transfer, to the extent that it appoints one.  In furtherance of the provisions of this Article II, the Company and its transfer agent and registrar are hereby authorized to decline to make any Transfer of shares of Securities if such Transfer would constitute a violation or breach of this Agreement.  The Company shall promptly register each Transfer made pursuant to and in accordance with the terms of this Agreement on its books and records, provided that the failure of the Company to do so shall in no way impact or limit the effectiveness of such Transfer.

2.3                               Preemptive Rights.

(a)                                 Subject to Section 2.3(d), in the event that the Company proposes to issue additional Securities (collectively, “New Issuances”), the Company shall deliver to the Investors a written notice of such proposed New Issuance, setting forth the amount of the additional Securities, the price per share and the general terms of such New Issuance (the “Participation Notice”), at least thirty (30) days prior to the date of the proposed New Issuance (the period from the date of such notice until the date of such proposed New Issuance, the “Subscription Period”).

(b)                                 Subject to Section 2.3(d), each Investor shall have the right, exercisable at any time during the first fifteen (15) days of the Subscription Period by delivering written notice to the Company and on the same terms as those of the proposed New Issuance, to subscribe for not more than its New Issuance Ownership Percentage of any such additional Securities (each, a “Participating Investor”, or, collectively, the “Participating Investors”).

(c)                                  Notwithstanding the foregoing provisions of this Section 2.3, in the event that the Board determines that time is of the essence in completing any New Issuance subject to this Section 2.3, the Company may proceed to complete such issuance prior to the expiration of the Subscription Period, so long as provision is made in such issuance such that subsequent to the Subscription Period either (i) the purchaser(s) will be obligated to Transfer that portion of such Securities to any Participating Investors properly electing to participate in such issuance pursuant to this Section 2.3 sufficient to satisfy the terms of this Section 2.3 or (ii) the Company shall issue such additional Securities to those Participating Investors properly electing to participate in such issuance pursuant to this Section 2.3, sufficient to satisfy the terms of this Section 2.3.  Notwithstanding the foregoing, the Company may not avail itself of the terms of this Section 2.3(c), if as a result thereof, any regulatory requirement applicable to the Company or its Subsidiaries would reasonably be expected to prevent one or more of the Investors from exercising their preemptive rights pursuant to this Section 2.3 by the Company’s regulators.

(d)                                 This Section 2.3 shall not apply to any of the following (provided that the Persons that subscribe for any such Securities execute a counterpart to this Agreement or are indirectly bound by this Agreement) to: (i) the issuance or grant of Securities to directors, officers, employees or consultants of the Company or any of its Subsidiaries, including Permitted Equity Issuances, after the date hereof pursuant to any management equity plan or other equity-based employee benefits plan of the Company, which in each case has been approved by the Board or any duly authorized committee thereof in its good faith reasonable judgment; (ii) the issuance or sale of Securities in a Public Offering; (iii) the issuance, grant or sale of Securities to a seller or its designee in connection with and as consideration for the Company’s or any of its Subsidiaries’ direct or indirect acquisition of, or business combination with, a Person (other than Wengen or an Affiliate of Wengen), which acquisition or other business combination has been approved by the Board or any duly authorized committee thereof; (iv) the issuance or sale of Securities pursuant to any joint venture, partnership or other strategic transaction with any Person (other than Wengen or an Affiliate of Wengen), and primarily for purposes other than raising capital, which in each case has been approved by the Board or any duly authorized committee thereof in its good faith reasonable judgment; (v) the issuance of Securities in connection with Permitted Acquisitions (as defined in the Debt Documents); (vi) the issuance of Securities in connection with Permitted Investments (as defined in the Debt Documents), provided that, in the case of the foregoing clauses (i) (solely with respect to Permitted Equity Issuances), (iii), (iv), (v), and (vi), the aggregate number of all Securities issuable pursuant thereto shall under no circumstance exceed, on a cumulative basis, ten percent (10%) of the total shares of Common Stock as of the Closing Date calculated on a fully diluted basis (the “10% Threshold”); and provided, further, that any issuance, grant or sale of Securities in connection with a transaction contemplated by any of the foregoing clauses (i) (solely with respect to Permitted Equity Issuances), (iii), (iv), (v) and (vi), shall not be included in the denominator when determining the calculation of the 10% Threshold; (vii) the issuance of Securities pursuant to the terms of Securities which have been issued, sold or granted in compliance with this Section 2.3; (viii) any issuance of Securities in connection with a Syndication Transaction or Forced Liquidity Transaction; or (ix) any issuance of Securities in connection with any stock split, stock dividend or recapitalization paid on a proportionate basis to all holders of the affected class of equity interest, which in each case has been approved by the Board or any duly authorized committee thereof.

(e)                                  If any Participating Investor shall have elected to subscribe for the additional Securities pursuant to this Section 2.3, on either (x) the date such Securities are issued or (y) to the extent that such Participating Investor is required to make a capital call to fund the purchase price under its organizational documents, the later of the date such Securities are issued or twelve (12) Business Days following the capital call (provided that such capital call shall be made no later than the date on which the Subscription Period ends):

(i)                                     such Participating Investor shall pay the applicable purchase price for the additional Securities that it has subscribed for to the Company;

(ii)                                  the Company shall issue to such Participating Investor the Securities that such Participating Investor has subscribed for free and clear of all Liens or rights of third parties and cause such Participating Investor’s name to be entered in the register of shareholders against payment of its applicable purchase price and deliver to such Participating Investor a certified copy of an extract of the Company’s register of shareholders evidencing issuance of the Securities registered in the name of such Participating Investor; and

(iii)                               the Company and such Participating Investor shall take all other necessary actions to consummate the subscription.

(f)                                   If at the end of sixty (60) days following the date of the effectiveness of the Participation Notice, the Company has not consummated the New Issuance on the terms and conditions specified in such Participation Notice, each Participating Investor will be released from any obligation to purchase the Securities in such New Issuance, the Participation Notice will be null and void, and it will be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 2.3 separately complied with in order to consummate any New Issuance subject to this Section 2.3.

(g)                                  For purposes of this Section 2.3, each Participating Investor may aggregate, on a pro rata basis, its New Issuance Ownership Percentage with the New Ownership Percentage of any other Investors to the extent that such other Investors do not elect to purchase their respective New Issuance Ownership Percentage.

2.4                               Tag-Along Rights.(a)                                With respect to any proposed Transfer (other than Permitted Transfers) of shares of Capital Stock by Wengen (in such capacity, a “Transferring Stockholder”) to any Person other than the Company or a Subsidiary of the Company, or to a Wengen Investor or its Affiliates (a “Third Party”) (such a transfer, a “Tag Along Transfer”), the Transferring Stockholder shall have the obligation, and the Investors shall have the right, but not the obligation, to request the proposed Transferee to purchase from each Investor exercising such right (a “Tagging Stockholder”) that number of shares of Capital Stock requested to be included by such Tagging Stockholder (such rights of the Tagging Stockholder to be referred to as “tag-along rights”); provided, however, that, if, subject to Section 2.4(b) below, such proposed Transferee refuses to purchase such shares of Capital Stock in accordance with the foregoing, each Tagging Stockholder shall have the right, but not the obligation, and the Transferring Stockholder shall have the obligation, to request the proposed Transferee to purchase from each Tagging Stockholder the number of shares of Capital Stock of such Tagging Stockholder determined by multiplying (i) the total number shares of Capital Stock proposed to be Transferred by the Transferring Stockholder by (ii) the Tag Along Ownership Percentage of such Tagging Stockholder.  If the proposed Transferee is unwilling to purchase all of the shares of Capital Stock that the Tagging Stockholders have requested to be acquired by the proposed Transferee pursuant hereto, then the Transferring Stockholder shall not Transfer any shares of Capital Stock to such proposed Transferee unless and until, simultaneously with the consummation of such Transfer, such proposed Transferee shall purchase such shares of Capital Stock from each Tagging Stockholder in accordance with the terms hereof.  Each Tagging Stockholder shall Transfer its Capital Stock at the same price per share of Capital Stock and upon the same terms and conditions (including time of payment, form of consideration and option to elect form of consideration) as to be paid and given to the Transferring Stockholder; provided, however, that in order to be entitled to exercise its right to sell its Capital Stock to the proposed Transferee pursuant to this Section 2.4, unless waived by the Transferee, a Tagging Stockholder must agree to make to the proposed Transferee the same representations and warranties with respect to such Tagging Stockholder(s)’ ownership of the Capital Stock to be sold by it (other than, for the avoidance of doubt, with respect to matters relating to the business of the Company and its Subsidiaries), covenants, indemnities (including with respect to representations and warranties relating to the business of the Company and its Subsidiaries) and agreements as the Transferring Stockholder agrees to make in connection with the proposed Transfer of the Capital Stock of the Transferring Stockholder (except that in the case of representations and warranties pertaining specifically to the Transferring Stockholder, a Tagging Stockholder shall make the comparable representations and warranties pertaining specifically to itself, and except that, in the case of covenants or agreements capable of performance only by certain Stockholders, such covenants or agreements shall be made only by such certain Stockholders); provided, further, that all representations and warranties, covenants, agreements and indemnities made by the Transferring Stockholder and the Tagging Stockholders pertaining specifically to themselves shall be made by each of them severally and not jointly; provided, further, that each Transferring Stockholder and each Tagging Stockholder shall be severally (but not jointly) liable for (i) indemnification obligations arising out of or relating to any breach of its representations and warranties, covenants and agreements and (ii) its pro rata portion (based on amount of proceeds received by such Person at the closing of such Transfer) of indemnification obligations arising out of or relating to any breach of representations and warranties pertaining to the Company and its Subsidiaries; provided, further, that no Tagging Stockholder shall be liable for a breach of the representations, warranties, covenants, fraud or indemnification obligations of any other Tagging Stockholder(s) or Transferring Stockholder(s); provided, further, that none of the Tagging Stockholders shall be required to enter into a non-competition, non-solicitation or equivalent covenant; provided, further, that in no event shall any Tagging Stockholder be liable for any amounts in excess of the amount of net proceeds actually received by such Tagging Stockholder in such Transfer.

(b)                                 Notwithstanding anything to the contrary in this Agreement, each Transferring Stockholder  shall give written notice (the “Tag Notice”) to all other Stockholders of each proposed Transfer (excluding a Permitted Transfer), including the price per share of Capital Stock at which the proposed Transferee is willing to purchase such share, which shall be received at least thirty (30) Business Days prior to such Transfer, setting forth the name of the Transferring Stockholder(s), the number of shares of Capital Stock proposed to be so Transferred, the name and address of the proposed Transferee, the proposed amount and form of consideration (including, if the consideration consists in whole or in part of non-cash consideration, such information available to the Transferring Stockholder(s) as may be reasonably necessary for the Investors to properly analyze the economic value and investment risk of such non-cash consideration), any post-closing obligations imposed on the Tagging Stockholder and other terms and conditions offered by the proposed Transferee (including a copy of the proposed or definitive purchase agreement and all exhibits/schedules thereto to the extent such documents exist at the of time the Tag Notice is given), and a representation that the proposed Transferee has been informed of the tag-along rights provided for in this Section 2.4 and has agreed to purchase the Capital Stock from any Tagging Stockholder or Tagging Stockholders in accordance with the terms hereof.  The tag-along rights provided by this Section 2.4 must be exercised by each Tagging Stockholder within fifteen (15) Business Days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Transferring Stockholder indicating such Tagging Stockholder’s election to exercise its rights pursuant to Section 2.4 and specifying the number of shares of Capital Stock that it elects to sell.  If the proposed Transferee fails to purchase Capital Stock from any Tagging Stockholder that has duly exercised its tag-along rights, then the Transferring Stockholder shall not be permitted to make the proposed Transfer; provided that in the event the Transferee fails to purchase the Capital Stock from any Tagging Stockholder, upon prior and irrevocable written notice to such Tagging Shareholder, the Transferring Stockholder shall be entitled (but shall not be obligated) to purchase such Capital Stock from such Tagging Stockholder at a price of not less than the maximum price per share set forth in the notice and otherwise on terms and conditions in the aggregate not less favorable to the Tagging Stockholders than the terms set forth in the Tag Notice, and upon delivery of such notice, shall be permitted to complete the proposed Transfer within ninety (90) days of receipt of the notice from the Transferring Stockholder pursuant to this Section 2.4. Promptly after entering into a definitive agreement, a copy of such definitive agreement, including exhibits/schedules, together with ancillary documents available at such time, shall be delivered to the Tagging Stockholder.

(c)                                  If any of the Tagging Stockholders exercises its rights under Section 2.4(a), the closing of the purchase of the Capital Stock with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Transferring Stockholder’s Capital Stock.

(d)                                 Any Transfer pursuant to this Section 2.4 shall be consummated within ninety (90) days of receipt of the notice from the Transferring Stockholder to the other Stockholders and at a price of not more than the maximum price per share set forth in the notice and otherwise on terms and conditions in the aggregate not more favorable to the Transferring Stockholder and the Tagging Stockholders than were set forth in the Tag Notice.  If, at the end of such ninety (90) day period, the Transferring Stockholder and the Tagging Stockholders have not completed the Transfer of the Capital Stock of the Transferring Stockholder and the Tagging Stockholders in accordance with the terms and conditions of the Tag Notice, all the restrictions on Transfer contained in this Agreement with respect to Capital Stock owned by the Transferring Stockholder and the Tagging Stockholders shall again be in effect.

2.5                               Macquarie Syndication Rights.  Notwithstanding anything herein to the contrary, Macquarie, at any time and from time to time during the Syndication Period, may Transfer, directly or indirectly, in one or more transactions, to any Person or Persons any amount of the shares of Series A Preferred Stock purchased by Macquarie at the Closing (each such Transfer, a “Syndication Transaction”); provided, that, the Transferee or purchaser of such shares shall not be a Restricted Transferee (to be determined pursuant to Section 2.1(d)) and such

Person agrees to execute a counterpart to this Agreement and the other Transaction Documents, and (ii) Macquarie may not Transfer, directly or indirectly, any shares of Series A Preferred Stock to more than ten (10) unaffiliated groups with each such group holding not less than a number of shares of Series A Preferred Stock having an aggregate Issue Amount lower than $5,000,000.  Notwithstanding anything contained herein to the contrary, no Syndication Transaction shall be subject to any of the restrictions set forth in this Article II, or confer on any other Stockholder or the Company any of the rights or benefits provided to such other Stockholder or the Company in this Agreement with respect thereto, including the rights set forth in Section 2.4.

2.6                               Certain Redemption Rights.(a)                           If any Mandatory Redemption Shares remain outstanding on the date that is forty-five (45) days following the fifth (5th) anniversary of the Issue Date, then, unless the Super Majority Requisite Holders determine otherwise, (x) (i) the size of the Board of Directors shall be increased by two (2) seats (the “Investor Seats”) and, except as set forth in the following sentence, the size of the Board of Directors shall not be further increased without the consent of the Requisite Series A Preferred Holders, (ii) the Requisite Series A Preferred Holders shall be entitled to (A) nominate and appoint the individuals to fill the vacancies created by such increase, (B) nominate and appoint each successor to such individuals and (C) to direct the removal from the Board of Directors of any member nominated and appointed under the foregoing clauses (A) or (B), and (iii) such individuals so nominated and appointed shall thereafter serve on the Board of Directors until their removal by the Requisite Series A Preferred Holders, (y) notwithstanding anything herein or any other Transaction Documents to the contrary, the Series A-1 Dividend Rate with respect to such shares shall be increased to a rate of 18% per annum (without any discount if paid in cash) and the Series A-2 Dividend Rate with respect to such shares shall be increased to the greater of (a) a rate of 18% per annum (without any discount if paid in cash) and (b) cash dividends declared and paid on the number of shares of Common Stock into which such share of Series A-2 Preferred Stock is then convertible, and  (z) during the one hundred twenty (120) days following the date of such appointment (the “Initial Sale Period”), the Company will work in good faith with the Requisite Series A Preferred Holders to structure a mutually agreeable capital fundraising transaction and obtain any consents that may be required to be obtained under the Debt Documents to repurchase or redeem the then outstanding shares of Series A Preferred Stock in accordance with the provisions of this Section 2.6 and the Certificate of Designations.

(b)                                 If, after the Initial Sale Period, any shares of Series A Preferred Stock remain outstanding, then, unless all of the Super Majority Requisite Holders determine otherwise:

(i)                                     the Requisite Series A Preferred Holders may request in writing that the Continuing Directors of the Company (1) increase the size of the Board of Directors by a number of seats such that, after giving effect to such increase, the number of vacant seats in the Board of Directors plus the Investor Seats constitutes a majority of the Board of Directors sufficient to effect the transactions contemplated herein, (2) nominate, approve and appoint the individuals nominated by the Requisite Series A Preferred Holders to fill each vacancy created by such increase (it being understood that, after giving effect to such nomination and appointment, the aggregate number of directors so nominated and appointed shall constitute a majority of the Board of Directors sufficient to effect the transactions contemplated herein) and any successor to such individuals from time to time nominated by the Requisite Series A Preferred Holders (each such individual, an “Additional Investor Director” and, collectively, the “Additional Investor Directors”), and (3) remove any such Additional Investor Director from the Board of Directors;

(ii)                                  if the Continuing Directors do not so nominate, approve and appoint each Additional Investor Director within five (5) Business Days after receipt of the request by the Requisite Series A Preferred Holders pursuant to clause (i) above, then automatically, and without any action on the part of any Person (and notwithstanding any terms of the By-laws to the contrary) the Requisite Series A Preferred Holders shall be entitled to (A) increase the size of the Board of Directors by a number of seats such that, after giving effect to such increase, the number of vacant seats in the Board of Directors plus the Investor Seats constitutes a majority of the Board of Directors sufficient to effect the transactions contemplated herein, (B) nominate and appoint the Additional Investor Directors to the Board of Directors, (C) nominate and appoint each successor to each such Additional Investor Director, and (D) direct the removal from the Board of Directors of any individual nominated and appointed under the foregoing clauses (B) or (C);

(iii)                               each individual nominated and appointed under Section 2.6(b)(ii) shall thereafter serve on the Board of Directors until (A) his or her resignation, (B) his or her removal at the direction of the Requisite Series A Preferred Holders, or (C) redemption of all shares of Series A Preferred Stock; and

(iv)                              the Requisite Series A Preferred Holders shall have the right to cause an Exit Event and/or cause the Company to raise capital (whether debt or equity), in each case in an amount sufficient to repurchase or redeem the then outstanding shares of Series A Preferred Stock (or any outstanding portion thereof) in accordance with the terms of Section 2.6(a) (collectively, a “Forced Liquidity Transaction”). The Company shall use its reasonable best efforts to consummate a Forced Liquidity Transaction as promptly as practicable thereafter. Without limiting the generality of the foregoing, in connection with any such Forced Liquidity Transaction, (i) the Company shall cause each of its officers and employees, as the Requisite Series A Preferred Holders may reasonably request, to participate actively in the Forced Liquidity Transaction, including attending diligence meetings and responding to diligence requests, and (ii) Wengen (A) shall vote its shares of capital stock and take any and all other actions, execute and deliver any and all documents, in each case, as reasonably requested by the Requisite Series A Preferred to effect such Forced Liquidity Transaction, including any transfer agreements, sale agreements, escrow agreements, consents, assignments, releases of claims relating to their interest in the Company, waivers, applications, reports, returns, filings and other documents or instruments with any governmental authorities, (B) to the extent that the Forced Liquidity Transaction is an equity or debt financing, shall cause all or a portion of the proceeds of the Forced Liquidity Transaction to be paid to the Holders of the Series A Preferred Stock as consideration for the redemption of their respective shares of Series A Preferred Stock (or any portion of such consideration that remains outstanding as a result of a partial redemption pursuant to Section 7(a)(1)), (C) irrevocably waives all consent or approval rights, preemptive rights, co-sale rights, rights of first refusal, right of first offer or similar rights that the Company or such stockholder (as the case may be) may have (including under the Stockholders Agreement) in connection with such Forced Liquidity Transaction, (D) acknowledges and agrees not to sue any Holders of shares of Series A Preferred Stock, the members of the Board of Directors designated by such Holders or any of their respective Affiliates in connection with any of their actions or omissions pursuant to this Section 2.6(b)(iv) other than for taking an action in breach of a covenant from the Holders in this Certificate of Designations, (E) irrevocably waives any dissenter’s rights, appraisal rights or similar rights under Section 262 of the General Corporation Law of the State of Delaware or otherwise, and hereby waives all related claims (including any claims for breach of fiduciary duty arising out of or related to any actions taken or omissions, as the case may be, including claims relating to the fairness of a Forced Liquidity Transaction, the amount, nature, form or terms of consideration paid for shares of capital stock of the Company in such Forced Liquidity Transaction even if such Forced Liquidity Transaction results in no consideration being paid or payable to any or all of the holders other than the Holders of shares of Series A Preferred Stock, the process or timing of such Forced Liquidity Event or any similar claims), and (F) agrees to participate, up to such holder’s pro rata portion of its proceeds in such Forced Liquidity Transaction, in any payments received by the buyer in an Exit Event purchase price adjustments, indemnification or other obligations that the sellers of shares of capital stock, other equity interests or assets are required to provide in connection with the Forced Liquidity Transaction such that proceeds will be distributed as if they had been distributed after giving effect to such adjustments, escrows, holdbacks, indemnifications and other obligations, other than any such obligations that relate solely to a particular stockholder of the Company, such as indemnification with respect to representations and warranties given by such stockholder regarding such stockholder’s title to and ownership of securities, in respect of which only such stockholder will be liable; provided, however, that notwithstanding anything to the contrary in this Section 2.6, neither Wengen nor the Wengen Investors shall be bound by any Forced Liquidity Transaction that would: (1) treat the Common Stock held directly or indirectly by Wengen or any Wengen Investor in a manner that is disproportionate to the Common Stock held by any other holder of Common Stock, including by imposing an escrow, clawback or other form of indemnification with respect to the Common Stock held directly or indirectly by Wengen or such Wengen Investor that is not imposed upon the Common Stock of any other holder of the Common Stock, (2) require Wengen or any Wengen Investor to indemnify or hold harmless any buyer for any amounts in excess of the aggregate proceeds to be received, respectively, by Wengen or such Wengen Investor, as applicable, in connection with such Forced Liquidity Transaction, (3) require Wengen or any Wengen Investor to indemnify or hold harmless any buyer for matters relating to the business of the Company and its Subsidiaries, (4) require an indemnity from or recourse to Wengen or any Wengen Investor for representations, warranties or covenants relating to the business of the Company or its Subsidiaries (excluding, for the avoidance of doubt, representations or warranties related to Wengen or any Wengen Investor’s ownership of Common Stock to be Transferred by such Person (including such Person’s ability to convey title free and clear of all liens, encumbrances, adverse claims or similar restrictions; no conflicts with agreements to which such Person is a party; no conflicts with law; authority; and enforceability) or (5) impose a non-compete on any Wengen Investor or its Affiliates. The Company shall promptly provide any directors nominated and appointed by such Requisite Series A Preferred Holders pursuant to this Section 2.6(b) with indemnification rights, advancement of expenses and exculpation, including indemnification agreements and any new directors’ and officers’ liability insurance policy or policies or any amendment to the existing policy or policies in form satisfactory to such directors.

(c)                                  Wengen hereby: (i) irrevocably appoints (and upon any Transfer to a Transferee thereof, each such Transferee thereof shall be deemed to have irrevocably appointed) a Person designated by the Requisite Series A Preferred Holders (with full power of substitution and re-substitution), as such holder’s proxy and attorney in fact (each, in such capacity, a “Wengen Proxy Holder”) for and in the name, place and stead of such holder, to vote or cause to be voted (including by proxy or written consent, if applicable) its shares of Common Stock or other voting equity securities of the Company in connection with any vote, consent or approval necessary to consummate any Forced Liquidity Transaction that complies with the penultimate sentence of this Section 2.6(c); (ii) acknowledges and agrees that, to the maximum extent permitted from time to time under the laws of the State of Delaware, the proxy granted by operation of this Section 2.6(c) is not intended to create, and shall not create, a fiduciary duty or fiduciary or agency relationship between or among the Wengen Proxy Holder, on the one hand, and the Company or any other holder of capital stock of the Company, on the other; (iii) acknowledges and agrees not to sue the Wengen Proxy Holder or any of its Affiliates in connection with the Wengen Proxy Holder’s exercise of the proxy and power of attorney granted it pursuant to clause (i) of this Section 2.6(c) other than for taking an action in breach of a covenant from the Holders in this Agreement; (iv) acknowledges and agrees not to be entitled to any dissenter’s rights, appraisal rights or similar rights under Section 262 of the General Corporation Law of the State of Delaware or otherwise, and hereby irrevocably waives all related claims (including any claims for breach of fiduciary duty arising out of or related to any actions taken or omissions by the Wengen Proxy Holder (other than taking an action or omitting to take an action in breach of a covenant from the Holders in the Certificate of Designations), in connection with the Wengen Proxy Holder’s exercise of the proxy and power of attorney granted it pursuant to clause (i) of this Section 2.6(c), as the case may be, including claims relating to the fairness of a Forced Liquidity Transaction, the amount, nature, form or terms of consideration paid for shares of capital stock of the Company in such Forced Liquidity Transaction even if such Forced Liquidity Transaction results in no consideration being paid or payable to any or all of the holders other than the Holders of shares of Series A Preferred Stock, the process or timing of such Forced Liquidity Event or any similar claims); (v) represents to the Holders of shares of Series A Preferred Stock that no other irrevocable proxy in connection with its Common Stock has been granted prior to the date hereof, and agrees that any other proxies heretofore given by such holder of Common Stock (which, for the avoidance of doubt, does not include this proxy) are hereby revoked effective immediately; and (vi) affirms that this irrevocable proxy is given in consideration for the mutual agreements contained in this Agreement and in connection with such Stockholder’s subscription for its Securities, and that this irrevocable proxy is coupled with an interest and may not, under any circumstances, be revoked. The Company hereby acknowledges receipt of and the validity of the foregoing irrevocable proxy, and agrees to recognize the Wengen Proxy Holder as the sole attorney and proxy for each such holder at all times prior to the termination date of such irrevocable proxy as hereinafter provided in this Section 2.6(c). Wengen acknowledges and agrees that the irrevocable proxy granted pursuant  to this Section 2.6(c) will remain in effect until the earlier of (x) redemption in full all of the shares of the Series A Preferred Stock in accordance with this Certificate of Designations and (y) twenty (20) years from the date hereof. Notwithstanding anything in this Section 2.6(c) to the contrary, neither Wengen nor the Wengen Investors shall have any obligation to take action or cooperate with the Series A Preferred Stock in connection with, including voting in favor of, any Forced Liquidity Transaction that would: (A) treat the Common Stock held directly or indirectly by Wengen or any Wengen Investor in a manner that is disproportionate to the Common Stock held by any other holder of Common Stock, including by imposing an escrow, clawback or other form of indemnification with respect to the Common Stock held directly or indirectly by Wengen or such Wengen Investor that is not imposed upon the Common Stock of any other holder of the Common Stock, (B) require Wengen or any Wengen Investor to indemnify or hold harmless any buyer for any amounts in excess of the aggregate proceeds to be received, respectively, by Wengen or such Wengen Investor, as applicable, in connection with such Forced Liquidity Transaction, (C) require Wengen or any Wengen Investor to indemnify or hold harmless any buyer for matters relating to the business of the Company and its Subsidiaries, (D) require an indemnity from or recourse to Wengen or any Wengen Investor for representations, warranties or covenants relating to the business of the Company or its Subsidiaries (excluding, for the avoidance of doubt, representations or warranties related to Wengen or any Wengen Investor’s ownership of Common Stock to be Transferred by such Person (including such Person’s ability to convey title free and clear of all liens, encumbrances, adverse claims or similar restrictions; no conflicts with agreements to which such Person is a party; no conflicts with law; authority; and enforceability) or (E) impose a non-compete on any Wengen Investor or its Affiliates. The proxy granted by this Section 2.6(c) shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law.

2.7                               Additional Macquarie’s Rights.  In connection with the proposed Transfer of any Series A-1 Preferred Stock by Macquarie or an issuance and sale of securities pursuant to Section 2.5, the Company will reasonably cooperate with the Transferee to restructure, amend and/or modify the Series A-1 Preferred Stock to be transferred or securities to be issued and sold, as the case may be, in a manner that is tax efficient to such proposed Transferee  and which does not materially adversely affect the Company.  Any issuance of Securities by the Company in furtherance of the foregoing shall not be subject to any of the restrictions to Transfers set forth in this Article II, including Section 2.3.  In connection therewith, each Stockholder hereby irrevocably agrees to take such further action and execute such other instruments as may be reasonably necessary to effectuate the intent of the foregoing.

ARTICLE III
CORPORATE GOVERNANCE; FINANCIAL INFORMATION AND RELATED COVENANTS

3.1                               Corporate Governance.  For as long as any shares of Series A Preferred Stock are outstanding, commencing on the Closing Date and for as long as Abraaj Platinum Holding, L.P., a Cayman limited partnership (“Abraaj”) beneficially owns at least twenty percent (20%) (the “Abraaj Threshold”) or more of the Series A Preferred Stock acquired by it pursuant to the Subscription Agreement, Abraaj shall have the right to designate one (1) natural Person (a “Non-Voting Observer”) to be a non-voting observer to attend meetings of the Board and the Board of each Subsidiary on which a representative from KKR serves (each, a “KKR Board”); provided, however, if Abraaj fail to make the payment owed by it on the Abraaj Second Payment Date (as defined in the Subscription Agreement), if Abraaj fails to make the payment owed by it on the Abraaj Second Payment Date or beneficially owns a number shares of the Series A Preferred Stock in an amount less than the Abraaj Threshold, the Stockholders holding a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, shall have the right to appoint the Non-Voting Observer.  The Company and each KKR Board shall provide the Non-Voting Observer with written notice of each Board and KKR Board meeting at the same time and in the same manner as notice is provided to the members of the Board and such KKR Board, and permit the Non-Voting Observer to attend, as a non-voting observer, all such meetings, either in person or by telephone conference; provided, however, that if any Non-Voting Observer’s attendance at any such meeting or any portion thereof, in the reasonable judgment of the Board or KKR Board, as the case may be, would jeopardize any attorney-client privilege, then the members of the Board or the KKR Board, as the case may be, may exclude such Non-Voting Observer from the portion of such meeting that would jeopardize such privilege.  The Non-Voting Observer shall be entitled to receive all written materials provided to any Board or KKR Board member in connection with such regularly scheduled Board meetings at the same time such materials and information are provided to such Board or KKR Board members; provided, however, that to the extent that receipt of such materials or other information by the Non-Voting Observer would, based on the advice of outside legal counsel to the Company or the Company’s law department jeopardize any attorney-client privilege, the Board or the KKR Board, as the case may be, may elect to not provide these materials or information. The Non-Voting Observer shall be entitled to (i) share all written materials and other written information provided to it as a Non-Voting Observer with the Investors to the extent that such information would not disclose material non-public information and (ii) share his or her observations or information gained from his or her attendance at such meetings with the Investors.  In addition, if the Board or any KKR Board is considering any transaction in which any Investor or any Affiliate of an Investor has an interest, then the Board or the KKR Board, as the case may be, may withhold from the Investors and the Non-Voting Observer written materials or other information relating thereto and the Non-Voting Observer shall excuse himself or herself from the portion of the meeting at which such transaction is discussed.  The rights set forth in this Section 3.1 shall not apply and shall automatically terminate without any further action by the parties (A) if Abraaj fails to make the payment owed by Abraaj on the Abraaj Second Payment Date and (B) upon the earlier to occur of (i) the consummation of a Public Offering or (ii) such time as the Investors who purchase shares of Series A Preferred Stock at the Closing fail to beneficially own at least twenty percent (20%) or more of the Series A Preferred Stock acquired by the Investors at the Closing (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock).

3.2                               Information Rights.

(a)                                 So long as an Investor holds shares of Capital Stock, such Investor shall be entitled to the information set forth in this Section 3.2(a):

(i)                                     within one-hundred twenty (120) days after the end of each fiscal year of the Company, the Company shall deliver to such Investor a consolidating and consolidated balance sheet of the Company as at the end of such fiscal year, and consolidating and consolidated statements of income and cash flows of the Company for such year, prepared in accordance with USGAAP consistently applied, certified by independent public accountants of recognized national standing selected by the Company, together with appropriate management discussion and analysis;

(ii)                                  within fifty (50) days after the end of each fiscal quarter of the Company, an unaudited consolidating and consolidated balance sheet of the Company as of the end of each such quarterly period, and unaudited consolidating and consolidated statements of income and cash flows of the Company for such period, prepared in accordance with USGAAP consistently applied, subject to changes resulting from normal year-end audit adjustments, together with appropriate management discussion and analysis;

(iii)                               prior to the start of each fiscal year of the Company, or when otherwise readily available, the Budget of the Company and its Subsidiaries (on a consolidated basis);

(iv)                              copies of all lender call presentation materials provided to the lenders who are party to the Debt Documents;

(v)                                 as soon as available, but in no event later than the date on which they are delivered, copies of all compliance certificates provided to the Company’s lenders who are party to the Debt Documents;

(vi)                              any information related to actual results, budgets, forecasts and key performance indicators given to the Board at regularly scheduled Board meetings;

(vii)                           (A) prompt written notice of any Major Health and Safety Incident or Major Environmental Incident (to the extent such Major Environmental Incident would be expect to have a Material Adverse Effecct on the Company, taken as a whole) of the Company and/or any of its Subsidiaries, such written notice to specify in each case the (x) nature of the incident and (y)

the impact or effect arising or likely to arise therefrom, (B) prompt written notice of the measures the Company and/or the relevant Subsidiary, as applicable, is taking or plans to take to address such incident(s) and to prevent any future similar incident and (C) ongoing information with respect to the implementation of such remedial measures;

(viii)                        prompt written notice of any threatened or commenced material litigation (including, once commenced, notice of any motion or other material filing with a Governmental Authority that may be dispositive of such litigation) against or affecting the Company or any of its Subsidiaries, taken as a whole, including any class action, the Whistleblower Complaint (as defined in the Subscription Agreement) or other proceeding, audit or investigation by any applicable Governmental Authority, to the extent such litigation or investigation would be expected to have a Material Adverse Effect on the Company, taken as a whole; and

(ix)                              prompt written notice of any material development with respect to the Whistleblower Complaint (including, once commenced, notice of any motion or other material filing with a Governmental Authority that may be dispositive of such litigation) and the Financial Memoranda (as defined in the Subscription Agreement), including any development that would reasonably be expected to result in a change to the conclusions therein.

(b)                                 So long as Macquarie beneficially owns not less than the number of shares of Series A Preferred Stock corresponding to an aggregate Issue Amount Per Share not less than $10,000,000, Macquarie shall be entitled to the following additional information:

(i)                                     on a monthly basis, when readily available, any such recurring financial reports provided to KKR;

(ii)                                  prior to the start of each fiscal year of the Company, or when otherwise readily available, the “long range plan” of the Company and its Subsidiaries (on a consolidated basis);

(iii)                               all materials and information provided to any observer of the Board, including, budgets, forecasts and key performance indicators as applicable;

(iv)                              prompt written notice of (A) any default under the Debt Documents, and (B) any termination for cause of any named executive officer (as defined in Item 402(a) of Regulation S-K under the Securities Act of 1933, as amended);

(v)                                 after the end of each fiscal year of the Company, and once scheduled, the Company shall provide Macquarie and Abraaj, as the case may be, with a schedule of anticipated meetings of the Board for the then current fiscal year; and

(vi)                              from time to time, such other information regarding the business, financial condition, operations, property or affairs of the Company and its Subsidiaries as Macquarie or Abraaj may reasonably request.

(c)                                  So long as Abraaj beneficially owns not less than the number of shares of Series A Preferred Stock corresponding to an aggregate Issue Amount Per Share not less than $10,000,000, Abraaj shall be entitled to the additional information provided pursuant to Sections 3.2(b)(i)-(vi) hereof.

(d)                                 Documents required to be delivered pursuant to Section 3.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet (or other website identified to the Stockholders); (B) on which such documents are posted on the Company’s behalf on another relevant website, if any, to which such Investor has free and unlimited access at no charge (whether a commercial or third-party website (including the SEC’s website)); or (C) on which the Company delivers such documents via electronic mail.  All accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with USGAAP.  Financial statements and other information required to be delivered by the Company to the Investors pursuant to Section 3.2 hereof shall be prepared in accordance with USGAAP (except for the lack of footnotes and being subject to year-end adjustments).  If, in the good faith reasonable judgment of the Board, at any time any change in USGAAP would affect, to any material extent, the computation of any financial ratio or financial requirement set forth in this Agreement, the Company may amend such ratio or requirement to preserve the original intent thereof in light of such change in USGAAP.

(e)                                  No Investor shall be entitled to obtain any information relating to the Company except as expressly provided in this Agreement or to the extent required by applicable Law; and to the extent an Investor is so entitled to such information, such Investor shall comply with the confidentiality obligations set forth on Annex A attached hereto and any applicable securities laws.

3.3                               Financial Covenants.

(a)                                 The Company covenants and agrees that so long as any shares of Series A Preferred Stock are outstanding:

(i)                                     The Company and its Subsidiaries shall not incur Indebtedness (excluding a refinancing of Indebtedness outstanding as of the Issue Date in an amount less than or equal to the sum of (A) the amount of Indebtedness outstanding as of the date of such refinancing, plus (B) original issue discount in respect of any such permitted Indebtedness, plus (C) reasonable fees and expenses of the Company incurred in connection with any such permitted Indebtedness) if the Total Net Leverage, on a pro forma basis, after giving effect to each such incurrence of Indebtedness (but for the avoidance of doubt, excluding any incurrences of Indebtedness described in clauses (1) through (8) below) and the repayment and retirement of any Indebtedness, exceeds the following ratios for each of the applicable periods set forth in clauses (w) through (z): (w) 5.35:1.00 as of December 31, 2016 based on the consolidated audited financial statements of the Company for the Company’s fiscal year ending December 31, 2016 delivered to Investors pursuant to Section 3.2(a)(i), (x) 5.35:1.00 as of  March 31, 2017, based on the consolidated audited financial statements of the Company for the Company’s fiscal year ending December 31, 2016 delivered to Investors pursuant to Section 3.2(a)(i) for purposes of determining Adjusted EBITDA, and based on the consolidated unaudited financial statements of the Company for the fiscal quarter ending March 31, 2017 delivered to Investors pursuant to Section 3.2(a)(ii) for purposes of determining Indebtedness and unrestricted cash, (y) 5.35:1.00 as of June 30, 2017, based on the consolidated unaudited financial statements of the Company for the fiscal quarter ending June 30, 2017 delivered to Investors pursuant to Section 3.2(a)(ii) and (z) 5.25:1.00 as of the end of each fiscal quarter of the Company thereafter based on, for any such fiscal quarter that is one of the first three quarters of the Company’s fiscal year, the consolidated unaudited financial statements of the Company for such fiscal quarter delivered to Investors pursuant to Section 3.2(a)(ii) and, for any such fiscal quarter that is the fourth quarter of the Company’s fiscal year, consolidated audited financial statements of the Company for the Company’s fiscal year ending on the last day of such quarter delivered to Investors pursuant to Section 3.2(a)(i); provided that if the Total Net Leverage exceeds the amount set forth above as of the end of a specified period above, the foregoing restriction on Indebtedness shall no longer apply if the Total Net Leverage does not exceed the amount set forth above for a subsequent period, as applicable; provided, further, that, notwithstanding the foregoing, the Company or any of its Subsidiaries may incur the following Indebtedness (in each case without compliance with the Total Net Leverage set forth in the foregoing clauses (w), (x), (y), or (z)): (1) the refinancing of Indebtedness that does not increase the total amount of the Company’s Indebtedness on a consolidated basis, excluding any fees or original issue discount associated with such refinancing, (2) the incurrence of Indebtedness to fund then current working capital requirements of the Company and its Subsidiaries as determined in the good faith reasonable judgment of the Board; (3) without duplication of the foregoing clause (2); ordinary course draws under the existing revolving loans as of the Issue Date, including letters of credit issued under the Series 2016 Revolving Credit Loans (as defined in the Debt Documents), provided that the Company may not increase the availability of credit under any such revolving loans, including the Series 2016 Revolving Credit Loans; (4) the incurrence of Indebtedness to complete construction projects then in progress not in excess of $25,000,000; (5) incurrence of Capital Leases incurred in the ordinary course of business not in excess of $25,000,000; (6) renewal of existing operating leases on market terms, regardless of whether operating leases become Capital Leases upon renewal; (7) Indebtedness with respect to letters of credit provided in the ordinary course of business, including, without limitation, each letter of credit issued to any Governmental Authority or other applicable department or agency of any Governmental Authority, at the request of the Company or any Subsidiary thereof; and (8) Indebtedness constituting any loan or advance by the Company to any Subsidiary or by a Subsidiary to the Company or another Subsidiary.

(ii)                                  Commencing with the fiscal quarter ended December 31, 2017 and for every fiscal quarter thereafter (each such quarterly period, a “Test Period”), on or before the applicable Test Period Delivery Date, the Company shall deliver to the Investors a certificate in substantially the form attached as Exhibit B-1 hereto (each, the “2016-Based Test Period Certificate”) specifying for such Test Period (a) the LTM Revenue determined as of the last date of such Test Period and whether it exceeds or is less than the Fiscal Year 2016 Revenue, (b) the LTM Adjusted EBITDA, and whether it exceeds or is less than Fiscal Year 2016 Adjusted EBITDA, and (c) Total Net Leverage, as of the last day of the applicable Test Period, and whether it exceeds or is less than the Total Net Leverage Threshold.  In the event that the 3.3(b) Financial Covenant Trigger occurs, the 2016-Based Test Period Certificate shall be revised to include any reasonable additional accounting and financial information as from time to time reasonably requested by the Requisite Series A Preferred Holders to make any determination pursuant to clause (b) below.

(b)                                 Notwithstanding any other provisions of this Agreement, if, so long as any shares of Series A Preferred Stock are outstanding, for two consecutive Test Periods (the “2016-Based Financial Test,” and the failure to satisfy such test as of such date, the “3.3(b) Financial Covenant Trigger”):

(i)                                     the LTM Revenue determined as of the last day of each such Test Period is less than Fiscal Year 2016 Revenue; and

(ii)                                  the LTM Adjusted EBITDA is less than Fiscal Year 2016 Adjusted EBITDA; and

(iii)                               Total Net Leverage exceeds the Total Net Leverage Threshold;

then, subject to the last sentence of Section 3.3(e) (collectively, the “2016 Investors’ Remedies”):

(A)                               the Requisite Series A Preferred Holders may appoint, at the Company’s expense, by providing written notice to the Company, one (1) Person selected by the Requisite Series A Preferred Holders to advise the Board on improving growth and profitability of the Company and its Subsidiaries;

(B)                               the Company shall not and shall not permit any of its Subsidiaries, directly or indirectly, without the prior written consent of the Requisite Series A Preferred Holders, enter into any instrument, document or agreement to effect any acquisition of assets or securities of any Person, or establish any new universities, schools or other institutions; provided, however, the Company may consummate any acquisition of assets or securities of any Person if a definitive agreement with respect to such transaction was executed prior to the date on which the Company failed to satisfy the 3.3(b) Financial Covenant Trigger;

(C)                               the Company shall not and shall cause its Subsidiaries not to incur, without the prior written consent of the Requisite Series A Preferred Holders, any additional Indebtedness; provided, that, notwithstanding the foregoing, the Company or any of its Subsidiaries may incur the following Indebtedness: (1) the refinancing of Indebtedness that does not increase the total principal amount of the Company’s Indebtedness then outstanding on a consolidated basis, excluding any fees associated with such refinancing, (2) the incurrence of Indebtedness to satisfy current working capital requirements of the Company and its Subsidiaries consistent with past practice as determined in the good faith reasonable judgment of the Board, (3) without duplication of the foregoing clause (2), ordinary course draws under the then existing revolving loans, including letters of credit issued under the Series 2016 Revolving Credit Loans, but solely to the extent that such draws do not increase the availability of credit under any such revolving loans, including the Series 2016 Revolving Credit Loans, (4) the incurrence of Indebtedness to complete construction projects then in progress, (5) the incurrence of Capital Leases in the ordinary course of business in an amount such that the aggregate amount of Capital Leases outstanding immediately following such incurrence (including, for the avoidance of doubt, the amount of such newly incurred Capital Leases) does not exceed an amount equal to $25,000,000 plus the aggregate amount of Capital Leases outstanding as of the last day of the Test Period in which the 3.3(b) Financial Covenant Trigger occurred, (6) the renewal of existing operating leases that upon such renewal are deemed Capital Leases to the extent such leases are renewed on substantially the same terms and conditions as in effect prior to such renewal, (7) Indebtedness with respect to letters of credit provided in the ordinary course of business, including, without limitation, each letter of credit issued to any Governmental Authority or other applicable department or agency of any Governmental Authority, at the request of the Company or any Subsidiary thereof), and (8) Indebtedness constituting any loan or advance by the Company to any Subsidiary or by a Subsidiary to the Company or another Subsidiary; and

(D)                               the Company shall not and shall cause its Subsidiaries not to, without the prior written consent of the Requisite Series A Preferred Holders, approve (such approval not to be unreasonably withheld): (I) the incurrence of any Capital Expenditures in excess of the applicable Qualified CapEx Threshold; (II) an increase in the Company’s consolidated general and administrative expense set forth in the Budget for the applicable fiscal year (or any reclassification of any line items within or across any such level), including corporate-level general and administrative items and institution-level general and administrative items, which result in an aggregate increase in excess of the greater of (y) 2% or (z) the applicable rate of inflation for the jurisdiction in question (measured in local currency), in either case, over the prior fiscal year; and (III) any divestitures (other than Transfers between the Company or any of its Subsidiaries and any other Subsidiary of the Company) that result in proceeds to the Company of less than an amount equal to the product of (1) six and (2) the amount of Adjusted EBITDA for the immediately preceding twelve month period ended on the last day of the Test Period immediately preceding the consummation of such divestiture.

(c)                                  If, so long as any shares of Series A Preferred Stock are outstanding, notwithstanding any other provisions of this Agreement, Total Net Leverage as of December 31, 2017 is equal to or greater than 5.25 (such test, the “2017 Leverage Test,” and the failure to satisfy such test as of such date, the “3.3(c) Financial Covenant Trigger,” and together with the 3.3(b) Financial Covenant Trigger, the “Financial Covenant Triggers”), then, in addition to any other remedies set forth in this Agreement (together with the 2016 Investors’ Remedies, the “Investors’ Remedies”):

(A)                               the Company shall implement a reduction of operating costs (excluding teacher compensation, other direct variable cost and other direct costs and direct compensation) and Capital Expenditures which are recurring in nature by at least $125,000,000 in the aggregate, by December 31, 2018 (it being understood however that once such a reduction is achieved, there is no ongoing reduction in future years); and

(B)                               the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Requisite Series A Preferred Holders, effect any acquisition of assets or securities of any Person, or establish any new universities, schools or other institutions.

For purposes of this Section 3.3(c), on the delivery of the financial statements for December 31, 2017 pursuant to Section 3.2(a)(i), the Company shall deliver to the Investors a certificate specifying the 2017 Leverage Test, in substantially the form attached as Exhibit B-2 hereto (the “2017 Trigger Certificate,” and together with the 2016-Based Test Period Certificates, the “Test Certificates”).  In the event of that the 3.3(c) Financial Covenant Trigger occurs, the 2017 Trigger Certificates shall be revised to include any additional reasonable accounting and financial information as from time to time reasonably requested by the Requisite Series A Preferred Holders to make any determination pursuant to clause (d) below.

(d)                                 From the date of delivery by the Company of any Test Certificate through and including the fifteenth (15th) Business Days after delivery of a Test Certificate (each such fifteen (15) Business Day period, an “Inspection Period”), Macquarie and Abraaj accompanied by, if applicable, their respective accountants and any Holder of shares of Series A Preferred Stock that has coordinated such visit through Macquarie or Abraaj, as the case may be, shall be permitted prompt and reasonable access during normal business hours to the Company’s and its Subsidiaries’ properties at which books and records supporting such Test Certificate are maintained  to review the Company’s and its Subsidiaries’ books and records supporting such Test Certificate and may make inquiries of the Company and its Subsidiaries and their respective accountants or officers related to the preparation of such Test Certificate, provided that (a) only Macquarie and Abraaj may exercise the access and review rights set forth in this Section 3.3(d), (b) Macquarie and Abraaj, as the case may be, shall not have access to any such properties of the Company and its Subsidiaries more frequently than one (1) time during any Inspection Period, (c) Macquarie and Abraaj, as the case may be, shall provide the Company with at least three (3) Business Days’ written notice prior to such access (“Inspection Notice”), (d) the Company and its Subsidiaries shall not be responsible for any costs and expenses in any way relating to such access and review rights, and (e) the Company shall, and shall cause its Subsidiaries to use their commercially reasonable efforts to cause any such officers to cooperate with and respond to such inquiries as promptly as practicable.  The Company agrees that it shall not, and shall cause its Subsidiaries not to, take any actions with respect to the accounting books and records of the Company and its Subsidiaries on which such Test Certificates are to be based that are inconsistent with USGAAP consistently applied, except as otherwise contemplated herein.  If Macquarie or Abraaj, as the case may be, has an objection to a Test Certificate that Macquarie or Abraaj, as the case may be, reasonably believes could result in the exercise of an Investor Remedy, Macquarie or Abraaj, as the case may be, shall deliver to the Company’s General Counsel (with copies to each of the Company’s Chief Financial Officer, Treasurer and Corporate Secretary) a written statement setting forth in reasonable detail the items in dispute that Macquarie or Abraaj, as the case may be, reasonably believes could result in the exercise of an Investor Remedy, the amount thereof in dispute and the basis for its objections thereto (an “Objections Statement”).  If an Objections Statement with respect to a Test Certificate is not delivered to the Company within thirty (30) Business Days after delivery of such Test Certificate, such Test Certificate shall be final, binding, indisputable and nonappealable by the parties hereto.  Any matters not covered by the Objection Statement shall be final, binding, indisputable and non-appealable by the parties. Macquarie or Abraaj, as the case may be, on the one hand, and the Company, on the other hand, shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Macquarie or Abraaj, as the case may be, and the Company, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within ten (10) Business Days after the delivery of the Objections Statement, Macquarie or Abraaj, as the case may be, on the one hand, and the Company, on the other hand, shall submit such dispute to the Accounting Referee. Macquarie or Abraaj, as the case may be, and the Company shall cooperate in good faith to promptly engage the Accounting Referee pursuant to an engagement letter that requires the Accounting Referee to make all determinations in accordance with USGAAP consistently applied.  If any dispute is submitted to the Accounting Referee, each party will promptly upon request, furnish to the Accounting Referee (upon the Accounting Referee executing a customary confidentiality agreement with the disclosing party) such work papers and other documents and information relating to the disputed issues as the Accounting Referee may request and are available to that party or its accountants (including information of the Company and its Subsidiaries) and otherwise cooperate fully with the Accounting Referee’s review of the dispute, and each party shall be afforded the opportunity to present the Accounting Referee (with a copy concurrently delivered to the other party) material relating to the determination and to discuss the determination with the Accounting Referee.  The Accounting Referee shall resolve only those matters set forth in such Objections Statement or response of the Company that remain in dispute after the 30-day resolution period.  With respect to any disputed item, the Accounting

Referee’s determination shall be no greater than the higher amount calculated by Macquarie or Abraaj, as the case may be, on the one hand, or the Company, on the other hand, as the case may be, and no less than the lower amount calculated by Macquarie or Abraaj, as the case may be, on the one hand, or the Company, as the case may be, and in all events shall be calculated in accordance with USGAAP.  It is the intent of the parties hereto that the process set forth in this Section 3.3(d) and the activities of the Accounting Referee in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery).  Macquarie or Abraaj, as the case may be, on the one hand, and the Company, on the other hand, shall use their commercially reasonable efforts to cause the Accounting Referee to resolve all such disagreements as soon as practicable but in no event later than thirty (30) days after submission of the disputed issues to the Accounting Referee. The resolution of the dispute (the “Resolution”) by the Accounting Referee shall be final, binding, indisputable and nonappealable on the parties hereto.  The contested Test Certificate (and to the extent applicable, any future Test Certificate) shall be modified as necessary to reflect such determination.  The fees and expenses of the Accounting Referee shall be paid (i) if the Resolution results in the Investors being entitled to the Investors’ Remedies, by the Company and (ii) if the Resolution does not result in the Investors being entitled to the Investors’ Remedies, solely by Macquarie or Abraaj, as the case may be (and, if such dispute is initiated or continued jointly by Macquarie and Abraaj, pro rata between Macquarie and Abraaj based on their respective Modified Liquidation Preference).

(e)                                  The 2016 Investors’ Remedies shall be automatically suspended (each such occurrence, a “Suspension”) without any further action by the parties hereto if, for two consecutive Test Periods following the Test Period in which the 3.3(b) Financial Covenant Trigger occurred, (A) (i) the LTM Revenue determined as of the last day of each such Test Period shall exceed the Fiscal Year 2016 Revenue, and (ii) the LTM Adjusted EBITDA for each such Test Period shall exceed the Fiscal Year 2016 Adjusted EBITDA; or (B) the Total Net Leverage shall be less than the corresponding Total Net Leverage Threshold.  Following a Suspension, if the 3.3(b) Financial Covenant Trigger subsequently occurs and the 2016 Investors’ Remedies triggered, the determination of the next Suspension, if any, shall be made as if the Company never previously breached the 3.3(b) Financial Covenant nor were the 2016 Investors’ Remedies ever triggered.

(f)                                   For purpose of this Section 3.3, all conventions and principles to be used for calculating the metrics utilized in the Financial Covenants shall be based on the conventions and principles expressly set forth in the Company’s Management Discussion & Analysis disclosures contained in the Company’s quarterly financial statements reported to the Company’s lenders with regard to metrics that are substantially equivalent to the metrics utilized in the Financial Covenants.  For the avoidance of doubt, the Series A Preferred Stock shall not be deemed Indebtedness for purposes of the calculation of the Total Net Leverage under Section 3.3.

ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS

4.1                               Covenants.  So long as any shares of Series A Preferred Stock are outstanding:

(a)                                 The Company will use its reasonable best efforts to preserve and maintain, and, unless the Board in its good faith reasonable judgment deems it not to be in the best interests of the Company, cause each Key Subsidiary to use its reasonable best efforts to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdictions of its incorporation or organization, as the case may be, and qualify and remain qualified, and cause each Key Subsidiary to qualify and remain qualified, as a foreign corporation or other entity, as the case may be, in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties, except when the failure to be so qualified would not have a Material Adverse Effect on the Company.

(b)                                 The Company will use its commercially reasonable efforts to maintain all Educational Approvals and remain in material compliance with all Educational Laws, as those terms are defined in the Subscription Agreement, and shall notify the Investors in writing (i) of any proceedings to revoke, suspend, limit, condition, restrict or withdraw any Educational Approval and (ii) if any School is in violation of Educational Laws or any of the terms or conditions of any Educational Approval, or fails to hold or obtain any Educational Approval; provided, however, notwithstanding the foregoing, the Company shall only be obligated to deliver such notice to the Investors if and to the extent that the Company would be required to deliver a notice of any such proceeding, violation or failure to the lenders under the Credit Agreement and the delivery to the Investors of a copy any such notice to the lenders under the Credit Agreement shall be sufficient to satisfy the notice requirement hereunder.

(c)                                  The Company shall maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its material properties and assets necessary for the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

(d)                                 The Company shall maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies of equivalent size, geographic reach, engaged in similar businesses and owning similar properties in the same areas and jurisdictions in which the Company directly and indirectly operates.

(e)                                  The Company shall at all times maintain an effective Compliance Program reasonably designed and implemented to prevent and detect violations of the Company’s Code of Conduct and Ethics, the Company’s Foreign Corrupt Practices Act Compliance Program and Anti-Corruption Laws (as such term is defined in the Subscription Agreement) (collectively, the “Compliance Program”), including appointing a compliance officer responsible for overseeing and managing the implementation of the Compliance Program and reporting to the Board as needed but no less than annually regarding the operation of the Compliance Program and any significant allegations or investigations of potential or actual violations thereof.

4.2                               Tax Matters.

(a)                                 Tax Treatment.  Solely for all U.S. federal and applicable state and local, income tax purposes, the Company, each Investor and is respective Affiliates intend that:

(i)                                     the Series A-1 Preferred Stock shall be treated as preferred stock and shall not be treated as common stock or indebtedness, including for purposes of Code Sections 301 and 305 and the Treasury Regulations promulgated thereunder;

(ii)                                  the Series A-2 Preferred Stock shall be treated as common stock and shall not be treated as preferred stock or indebtedness, including for purposes of Code Sections 301 and 305 and the Treasury Regulations promulgated thereunder;

(iii)                               Code Section 305(c) and Treasury Regulations Section 1.305-5(b)(1) applies to the Series A-1 Preferred Stock by way of Treasury Regulations Section 1.305-5(b)(2) and the “redemption premium” thereunder with respect to any shares of Series A-1 Preferred Stock shall equal the Preferred Return with respect to such shares less the original cost (or Issue Price Per Share in the case of a PIK Dividend Share) for such shares;

(iv)                              the payment of any PIK Dividend Shares on the Series A-1 Preferred Stock shall be treated as a distribution pursuant to Code Section 301 (by operation of Code Sections 305(b) or 305(c) or otherwise);

(v)                                 any increase of the Series A-2 Liquidation Preference as a result of the non-cash payment of any Dividend Amount on the Series A-2 Preferred Stock shall not be treated as a distribution pursuant to Code Section 301 (by operation of Code Sections 305(b) or 305(c) or otherwise);

(vi)                              any payment by the Company in redemption to a holder of Series A Preferred Stock, whether such redemption is in part or in full, shall be treated as a redemption of such Series A Preferred Stock within the meaning of Code Section 317(b); and

(vii)                           the conversion of any Series A Preferred Stock for Conversion Stock shall be treated as a tax-free reorganization pursuant to Code Section 368(a)(1)(E).

The Company, each Investor and their respective Affiliates shall file all income tax returns and other income tax filings (including any IRS Forms 1099 to the extent required) consistent with this Section 4.2(a) and shall not take any tax position (including, without limitation, by way of withholding) on any tax return or other tax filing, in any tax proceeding or tax audit, or otherwise that is inconsistent with this Section 4.2(a), unless otherwise required by a change in applicable Law after the date hereof or any subsequent written guidance issued by the Internal Revenue Service or other applicable Governmental Authority after the date hereof which purports to clarify applicable Law existing as of the date hereof. In addition, prior to any partial redemption of Series A Preferred Stock, the Company and its Affiliates will consult in good faith with the holders of the Series A Preferred Stock and their tax advisors to determine the U.S. federal and applicable state and local income tax treatment and tax reporting of, and tax withholding with respect to, any partial redemption of such Series A Preferred Stock (e.g., as a distribution under Section 301 of the Code or a redemption under Section 302 of the Code); provided that, the Company and its Affiliates shall be under no obligation to consult with the holders of the Series A Preferred Stock and their tax advisors with respect to any partial redemption of such Series A Preferred Stock if the Company independently determines to treat such redemption as a redemption under Section 302 of the Code.

(b)                                 Tax Contests.  The Company agrees to promptly notify each of the Holders of any audit, examination, notice, inquiry or other claim or contest by the Internal Revenue Service or other Governmental Authority of the Company which relates to the tax treatment of the Series A Preferred Stock or the tax treatment of any amounts paid or payable on the Series A Preferred Stock, including any payments in-kind, deemed dividends or distributions, increases with respect to the liquidation preference, or any redemption by the Company of the Series A Preferred Stock (each, a “Company Tax Contest”).  The Company shall control the conduct and defense of any such Company Tax Contest; provided that, (i) any affected Holders shall be permitted to participate in the conduct and defense of any such Company Tax Contest at their own cost, (ii) the Company shall keep all Holders informed regarding all developments with respect to any such Company Tax Contest, and (iii) the Company shall not settle or otherwise dispose of any such Company Tax Contest without the prior written consent of the affected Holders, not to be unreasonably withheld, conditioned or delayed.

(c)                                  Tax Cooperation.  Each of the Company and Investors and their respective Affiliates shall provide the other party with such information and records, including information regarding current and accumulated earnings and profits, and shall make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any tax return or any tax audit (including any Company Tax Contest) or other tax proceeding that relates to the Company or, with respect to their ownership of Series A Preferred Stock, the Investors.  Nothing in the preceding sentence shall be construed to require any of the Investors or their respective Affiliates to provide any information or any assistance of any sort to any other Investor or such Investor’s Affiliates. Not in limitation of the foregoing, with respect to any taxable year during which Macquarie held any Series A-1 Preferred Stock, upon Macquarie’s request, the Company shall reasonably cooperate with Macquarie in determining (x) the aggregate amount of distributions under Code Section 301 for such taxable year with respect to such Series A-1 Preferred Stock (whether deemed or actual or paid in cash or in kind, including, taking into account Code Section 305 and the Treasury Regulations promulgated thereunder) and (y) whether any such distributions should be treated as a “dividend” or “return of capital” for U.S. federal, and applicable state and local, income tax purposes.

ARTICLE V
MISCELLANEOUS

5.1                               Certain Defined Terms.

(a)                                 Definitions.  Capitalized Terms used and not otherwise defined herein shall have the meanings ascribed thereto under the Certificate of Designations.

(b)                                 As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“10% Threshold” has the meaning set forth in Section 2.3(d).

“2016-Based Financial Test” has the meaning set forth in Section 3.3(b).

“2016-Based Test Period Certificate” has the meaning set forth in Section 3.3(a)(ii).

“2016 Investors’ Remedies” has the meaning set forth in Section 3.3(b).

“2017 Leverage Test” has the meaning set forth in Section 3.3(c).

“2017 Trigger Certificate” has the meaning set forth in Section 3.3(c).

“3.3(b) Financial Covenant Trigger” has the meaning set forth in Section 3.3(b).

“3.3(c) Financial Covenant Trigger” has the meaning set forth in Section 3.3(c).

“Abraaj Threshold” has the meaning set forth in Section 3.1.

“Accounting Referee” means an independent nationally recognized accounting firm of similar standing mutually acceptable to the parties.

“Adjusted EBITDA” means, as of any date of determination, net income or loss, before or appropriately adjusted for the following items: (i) gain or loss on sales of discontinued operations, net of tax, (ii) income or loss from discontinued operations, net of tax, (iii) equity in net loss (income) of Affiliates, net of tax (iv) income tax expense (benefit), (v) foreign currency exchange loss (income), net, (vi) other (income) expense, net, (vii) loss (gain) on derivatives, (viii) loss on debt extinguishment, (xi) interest expense, (x) interest income, (xi) depreciation and amortization, (xii) stock-based compensation expense, (xiii) loss on impairment of assets, (xiv) restructuring charges, business optimization expenses or reserves (including restructuring costs related to acquisitions consummated after the date hereof, closure and/or consolidation of facilities, and/or the Company’s Excellence in Process initiative), limited in the aggregate to (A) $50,000,000 in the calendar year 2016, $35,000,000 in the calendar year 2017, and (B) $15,000,000 for any twelve (12) month period commencing January 1, 2018, (xv) any pro forma increase or decrease, as the case may be, in the Acquired EBITDA arising out of events occurring after the Closing Date that (a) are directly attributable to a specific transaction, (b) are factually supportable and are expected to have a continuing impact, and (c) are in each case (except for adjustments in the aggregate not exceeding $15,000,000 for any twelve month period immediately preceding such determination date) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and as interpreted by the staff of the SEC, (xvi) other material non-recurring items, or non-cash expenses or accounting adjustments or charges, and (xvii) gain or loss on a sale of a Subsidiary. Notwithstanding the foregoing, as of any date of determination, for any twelve month period preceding such date, the amount of the add-back in (xiv) above shall not exceed:  $50,000,000 for any such twelve month period ending prior to December 31, 2017; $35,000,000 for any such twelve month period ending on or after December 31, 2017, but prior to September 30, 2018; and $15,000,000 for any such twelve month period ending on or after September 30, 2018.

“Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person; provided, however, that Persons shall not be deemed “Affiliates” of one another or the Company solely as a result of this Agreement or the Subscription Agreement; provided, further, that, when the term “Affiliate” is used with reference to (i) any Wengen Investors, it shall also include any Related Party of Wengen, and (ii) any natural person, shall also include such person’s Immediate Family Members.  “Affiliated with” shall have a correlative meaning to the term “Affiliate”.

“Agreement” has the meaning set forth in the preface.

“Becker Excluded Securities” means shares of Common Stock acquired by Mr. Becker as a result of a written agreement between the Company and/or Wengen (or Wengen’s Affiliates) and Douglas L. Becker in effect on or before the date hereof, including any shares of Common Stock acquired as a result of the exercise of fully vested options to be granted to Mr. Becker upon the consummation of an IPO or QPO pursuant to a written agreement between the Company and/or Wengen (or Wengen’s Affiliates) and Mr. Becker in force and effect on or prior to the date hereof.

“Board” means the Board of Directors of the Company.

“Budget” means the annual budget of the Company and its Subsidiaries for each fiscal year of the Company.

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by Law or executive order to close.

“Bylaws” means the bylaws of the Company, as they may be amended from time to time.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Company and its Subsidiaries during such period that, in conformity with USGAAP, are required to be included as Purchase of property and land use rights on a consolidated statement of cash flows of the Company and its Subsidiaries.

“Capital Leases” means, as applied to the Company or any of its Subsidiaries, any lease of any property (whether real, personal or mixed) by the Company or any of its Subsidiaries as lessee that, in conformity with USGAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of the Company or any of its Subsidiaries.

“Capital Stock” means all shares of capital stock of the Company.

“Capitalized Lease Obligations” means, as applied to the Company, all obligations under Capital Leases of the Company or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with USGAAP.

“Certificate of Designations” means the certificate of designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as it may be amended from time to time, and shall include this Certificate of Designations.

“Class A Common Stock” means the Company’s Class A Common Stock, par value US$0.001 per share, if any is issued.

“Class B Common Stock” means the Company’s Class B Common Stock, par value US$0.001 per share, if any is issued.

“Closing” has the meaning set forth in the Subscription Agreement.

“Closing Date” has the meaning set forth in the Subscription Agreement.

The term “closing date”, when used in reference to a Public Offering, means the date on which the Company has received the funds from the sale of shares of Common Stock in such Public Offering on the Relevant Market pursuant to an effective registration statement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means mean (a) the Class A Common Stock, (b) the Class B Common Stock, (c) any other Capital Stock of the Company, however designated, authorized on or after the date hereof, which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company and (d) any other securities into which or for which any of the securities described in clause (a), (b) or (c) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction, and, following the closing date of a Public Offering, the class of shares of Capital Stock issued by the Company to the public.

“Common Stock Outstanding” at any given time shall mean the number of shares of Common Stock of all classes issued and outstanding at such time.

“Company” has the meaning set forth in the preface.

“Competitor” means any Person that (either on its/his/her own account or through any of its/his/her Subsidiaries), at the relevant time of determination, (i) owns more than 10% of voting securities in and/or (ii) manages or operates, in either case, for-profit, private, post-secondary institutions, and, solely with respect to entities operating in the United States, Title IV participating institutions, in the same or substantially similar manner as those owned and/or managed or operated by the Company as of the date hereof in a jurisdiction where the Company currently operates.

“Compliance Program” has the meaning set forth in Section 4.1(e).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto

“Conversion Stock” means the shares of the class of Common Stock issued and sold by the Company in a Public Offering and which class of Common Stock shall be issued upon the conversion of the shares of Series A Preferred Stock, such shares each having such rights, restrictions and privileges as are (or are to be) contained in or accorded by the Certificate of Incorporation or Bylaws.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 16, 2011, among the Company, as the Parent Borrower, Iniciativas Culturales de España S.L., as the Foreign Subsidiary Borrower, the several lenders party thereto from time to time, and Citibank, N.A. as successor Administrative Agent and Collateral Agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of January 18, 2013, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of April 23, 2013, that certain Third Amendment to Amended and Restated Credit Agreement, dated as of October 3, 2013, that certain Fourth Amendment to Amended and Restated Credit Agreement and Amendment to the U.S. Obligations Security Agreement and the U.S. Pledge Agreement, dated as of July 7, 2015, that certain Fifth Amendment to Amended and Restated Credit Agreement, dated as of June 3, 2016 and that certain Sixth Amendment to Amended and Restated Credit Agreement, dated as of July 7, 2016, as amended, restated, refinanced, replaced, supplemented or otherwise modified from time to time.

“Credit Documents” means the Credit Agreement, and all notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, refinanced, replaced, supplemented or otherwise modified from time to time

“Data” has the meaning set forth on Annex A hereto.

“Debt Documents” means the Credit Documents and the Note Documents.

“Divested Asset” has the meaning set forth in the definition of Fiscal Year 2016 Revenue.

The term “effective time” means, when used in reference to a Public Offering, the time at which the United States Securities and Exchange Commission declares the registration statement filed in connection with such Public Offering effective.

“Exchange Act” means the Securities Exchange Act of 1934, as from time to time amended.

“Fair Market Value” of a security of the Company means (i) if such security is listed on a securities exchange or the over-the-counter market, the VWAP of such security, (ii) if such security is not listed in any public market, then the value shall be equal to the price at which a willing and able seller would sell, and a willing and able unaffiliated Third Party buyer would buy, such security in an all-cash sale, having full knowledge of the facts, and assuming such party acts on an arm’s-length basis with the expectation of concluding the purchase and sale within a reasonable time, as determined pursuant to Section 5.17.

“Financial Covenants” means, collectively, the covenants set forth in Section 3.3(b) and Section 3.3(c).

“Financial Covenant Triggers” has the meaning set forth in Section 3.3(c).

“Fiscal Year 2016 Adjusted EBITDA” means the Adjusted EBITDA of the Company and its Subsidiaries, on a consolidated basis, for the fiscal year ending December 31, 2016, which shall exclude the Adjusted EBITDA of the Company and its Subsidiaries, on a consolidated basis, earned from one or more Divested Asset, but solely if the amount received by the Company in connection with the sale of such Divested Asset(s) exceeds an amount equal the product of (i) six (6.0) and (ii) the Adjusted EBITDA for the immediately preceding twelve month period ended on the last day of the Test Period immediately preceding the consummation of such divestiture, and include the full year 2016 Adjusted EBITDA (including the Adjusted EBITDA for the fiscal year ended December 31, 2016) earned from any assets that is acquired by the Company or any of its Subsidiaries after January 1, 2016 and on or prior to December 31, 2016.

The term “on fully diluted basis” means all outstanding shares of Common Stock assuming the exercise and/or conversion of all options, and other outstanding, exercisable and/or convertible Capital Stock (excluding shares of Series A Preferred Stock), if any (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations (in which all shares of an applicable class are treated in the same manner) and the like).

“Fiscal Year 2016 Revenue” means the Company’s revenue, on a consolidated basis, for the fiscal year ending December 31, 2016, calculated in conformity with USGAAP consistently applied, referred to therein which shall exclude the revenue of the Company and its Subsidiaries, on a consolidated basis, earned in the Company’s fiscal year ended December 31, 2016 from one or more assets owned by the Company or any of its Subsidiaries as of January 1, 2016 that have been divested (regardless of whether such divestiture occurs prior to or after December 31, 2016) (each, a “Divested Asset”), but solely if the amount received by the Company in connection with the sale of such Divested Asset(s) exceeds an amount equal the product of (i) six (6.0) and (ii) the Adjusted EBITDA for the immediately preceding twelve month period ended on the last day of the Test Period immediately preceding the consummation of such divestiture, and include the full year 2016 revenue (including the annual revenue for the fiscal year ended December 31, 2016) earned from any assets that is acquired by the Company or any of its Subsidiaries after January 1, 2016 and on or prior to December 31, 2016.

“FMV Determination Date” has the meaning set forth in Section 5.17.

“Forced Liquidity Transaction” has the meaning set forth in Section 2.6(a).

“Holder” means the record holder of one or more shares of Series A Preferred Stock, as shown on the books and records of the Company.

“Immediate Family Member” shall mean spouse, domestic partner, descendants (whether by blood or adoption, and including stepchildren), parents or siblings, including in each case in-laws and adoptive relations, and the spouses and domestic partners of such persons.

“Indebtedness” shall mean (a) all indebtedness of the Company and any of its Subsidiaries for borrowed money, (b) all obligations of the Company and any of its Subsidiaries evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the amount of all drafts drawn under any and all letters of credit issued for the account of the Company or any of its Subsidiaries (but only to the extent of any unreimbursed drawings under any letter of credit), (d) all Indebtedness of any other Person secured by any Lien on any property owned by the Company or any of its Subsidiaries, whether or not such Indebtedness has been assumed by the Company or any of its Subsidiaries (but only to the extent it becomes non-contingent), and (e) the principal component of any Capitalized Lease Obligations of the Company or any of its Subsidiaries in each case actually owed on such date and to the extent appearing as a debt or liability on the balance sheet of the Company determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP).

“Initial Sale Period” has the meaning set forth in Section 2.6(a).

“Inspection Period” has the meaning set forth in Section 3.3(d).

“Investor” has the meaning set forth in the preface.

“Investor Seats” has the meaning set forth in Section 2.6(a).

“Investors’ Remedies” has the meaning set forth in Section 3.3(c).

“KKR” means KKR 2006 Fund (Overseas), Limited Partnership and KKR Partners II (International), Limited Partnership, and any other party to the Sponsor Securityholder Agreement that is a controlled Affiliate of any of the foregoing, collectively.

“KKR Board” has the meaning set forth in Section 3.1.

“Law” means all statutes, laws (whether civil, criminal, corporate or administrative), ordinances, rules and regulations of any Governmental Authority.

“Lien” means any encumbrance, restriction, claim, mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, banker’s lien, privilege or priority of any kind having the effect of security .

“LTM Adjusted EBITDA” means, as of any date, the Company’s Adjusted EBITDA on a consolidated basis for any applicable preceding twelve (12) month period.

“LTM Revenue” means, as of any date, the Company’s revenue on a consolidated basis for any applicable immediately preceding twelve (12) month period, in conformity with USGAAP.

“Macquarie” means Macquarie Sierra Investment Holdings Inc.

“Major Environmental Incident” means an material environmental incident or a series of incidents which resulted in or is likely to result in one or more of the following: (a) actual or potential material harm to the health or safety of people (to the extent medical treatment is required); (b) material damage to wildlife or the natural environment; (c) material human or environmental damage arising from the incident that cannot be remediated; (d) a material rehabilitation bond or guarantee being called by a relevant Governmental Authority; or (e) legal proceedings, regulatory investigations or regulatory prosecution in connection with the foregoing.

“Major Health and Safety Incident” means any incident involving the death or permanent disablement (including by injury or illness) of an employee, contractor or any other individual at one of the Company or its Key Subsidiary’s premises.

“New Issuances” has the meaning set forth in Section 2.3(a).

“New Issuance Equity Value” means the implied enterprise value of the Company in connection with an New Issuance of additional Securities pursuant to Section 2.3, (i) plus unrestricted cash of the Company and its Subsidiaries as of the closing of such New Issuance, (ii) less (a) all Indebtedness then-outstanding, and (b) transaction expenses or change of control payments incurred by or on behalf of the Company or any of its Subsidiaries in connection with such New Issuance, and (iii) plus or minus, as the case may be, any other amounts added or deducted, as the case may be, in calculating the price per share of additional Securities that are subject to the New Issuance, in each case, as determined in good faith by the Board and delivered in writing to the Holders of shares of Series A Preferred Stock prior to such Issuance; provided that, for the avoidance of doubt, the Requisite Series A Preferred Holders may challenge whether any such value was determined by the Board in good faith and in accordance with the terms of this Agreement, and any such challenge that cannot be resolved by the parties within ten (10) Business Days shall be referred to the Accounting Referee for final resolution (provided that “baseball style” arbitration shall be used and the fees and expenses of the Accounting Referee shall be borne by the party whose final calculation submitted is not selected by the Accounting Referee).

“New Issuance Ownership Percentage” means, as of any time of determination:

(a)                                 for each Investor holding shares of Series A Preferred Stock, with respect to such shares, the quotient, expressed as a percentage, obtained by dividing (i) the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock, assuming a conversion of such shares of Series A Preferred Stock pursuant to Section 8(a)(ii) of the Certificate of Designations in connection with a Sale of the Company at an aggregate purchase price equal to the New Issuance Equity Value, divided by (ii) the total number of shares of Common Stock Outstanding as of such date; and

(b)                                 for each Investor holding shares of Common Stock, with respect to such shares, the quotient, expressed as a percentage, obtained by dividing (i) the number of shares of Common Stock held by such Investor as of such date, by (ii) the total number of shares of Common Stock Outstanding as of such date.

“Non-Voting Observer” has the meaning set forth in Section 3.1.

“Note Documents” means the Indenture, and all notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, refinanced, replaced, supplemented or otherwise modified from time to time.

“Parent” has the meaning set forth in the definition of “Exit Event.”

“Participating Investor” or “Participating Investors” has the meaning set forth in Section 2.3(b).

“Participation Notice” has the meaning set forth in Section 2.3(a).

“Permitted Equity Issuances” means the issuance or grant of Securities to (i) Douglas Becker, including any options to purchase Common Stock that will be granted to Mr. Becker upon the liquidation of executive profits interests held by Mr. Becker in Wengen as of the date hereof upon the consummation an IPO or QPO, or (ii) any Affiliates or full-time employees of Wengen or any Wengen Investor, in each case, pursuant to a binding commitment between any such Person and the Company, in effect as of the Initial Issue Date, to issue or grant such Securities to such Person.

“Permitted Transfers” means, with respect to any Transfer by an Affiliate of Wengen who is an individual, the Transfer by such Affiliate of any or all of such Affiliate’s shares of Capital Stock, either during such Affiliate’s lifetime or on death by will or the laws of descent and distribution, to one or more members of such Affiliate’s immediate family, to a trust for the exclusive benefit of such Affiliate or such Immediate Family Members (so long as such individual controls such trust and guarantees the obligations of such entity in connection with any of the provisions herein), to any other entity owned exclusively by such Affiliate or such Immediate Family Members, or to any combination of the foregoing; provided, however, that no such Transfer will be effective until the holders of the beneficial interests of such Transferee have delivered to the Company a written acknowledgement and agreement in form and substance reasonably satisfactory to the Company that they will not Transfer any such beneficial interests or permit such Transferee to issue any such beneficial interests except to the extent such Transfer or issuance (treating such issuance as a Transfer by such holders) would be permitted under this Agreement if the beneficial interests were shares of Common Stock; provided, further that, such Affiliate will retain Control of such Transferred shares, whether by proxy or other arrangement.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof, or any group (within the meaning of Section 13(d)(3) of the Exchange Act or any successor provision) consisting of one or more of the foregoing.  For purposes of this Agreement, when used in reference to an Investor, the term “group” shall have the meaning set forth in Section 13(d)(3) of the Exchange Act or any successor provision; provided, however, that no inference, presumption or conclusion that two or more Investors constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 thereunder shall be raised from the fact that such Investors collectively may exercise or refrain from exercising the rights under this Agreement in the same manner, that such Investors may be represented by a single law firm or advisor or that such rights were negotiated with the Company at the same time or amended or modified with the Company and such Investors in the same or a similar manner.

“Preferred Return” of a share of Series A Preferred Stock means an amount equal to the product of 1.15 multiplied by the sum of: (i) the Issue Amount Per Share plus (ii) any declared but unpaid dividends.

“Priority Amount” means shares of Registrable Securities (as defined in the Registration Rights Agreement) constituting Conversion Stock in a dollar amount equal to, as of any date of determination, the greater of (a) 25% of the aggregate offering price of all Common Stock proposed to be offered and sold in the Initial Follow-On Public Offering, and (b) $275 million.

“Proxy Holder” has the meaning set forth in Section 2.6(b).

“Public Offering” means either a QPO or an IPO of the Company.

“Qualified CapEx Threshold” means:

(a)                                 for the first Test Period following the Test Period in which the 3.3(b) Financial Covenant Trigger occurred, 6.50% of the reported LTM Revenue determined as of the last day of the first Test Period;

(b)                                 for the second Test Period following the Test Period in which the 3.3(b) Financial Covenant Trigger occurred, 6.25% of the reported LTM Revenue determined as of the last day of the second Test Period;

(c)                                  for the third Test Period following the Test Period in which the 3.3(b) Financial Covenant Trigger occurred, 6.00% of the reported LTM Revenue determined as of the last day of the third Test Period;

(d)                                 for the fourth Test Period following the Test Period in which the 3.3(b) Financial Covenant Trigger occurred, 5.75% of the reported LTM Revenue determined as of the last day of the fourth Test Period;

(e)                                  for the fifth Test Period following the Test Period in which the 3.3(b) Financial Covenant Trigger occurred, 5.50% of the reported LTM Revenue determined as of the last day of the fifth Test Period;

(f)                                   for the sixth Test Period following the Test Period in which the 3.3(b) Financial Covenant Trigger occurred, 5.25% of the reported LTM Revenue determined as of the last day of the sixth Test Period;

(g)                                  for the seventh Test Period following the Test Period in which the 3.3(b) Financial Covenant Trigger occurred, 5.0% of the reported LTM Revenue determined as of the last day of the seventh Test Period;

(h)                                 for the eighth Test Period following the Test Period in which the 3.3(b) Financial Covenant Trigger occurred, 4.75% of the reported LTM Revenue determined as of the last day of the eighth Test Period; and

(i)                                     for the ninth Test Period and each Test Period thereafter following the Test Period in which the 3.3(b) Financial Covenant Trigger occurred, 4.50% of the reported LTM Revenue determined as of the last day of the ninth Test Period.

“Registration Rights Agreement” means that certain Registration Rights Agreement, of even date hereof, by and among the Company and the Investors, in substantially the form attached as Exhibit A hereto, as amended, modified or supplemented from time to time.

“Related Party” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Released Parties” has the meaning set forth in Section 5.12.

“Representatives” has the meaning set forth in Annex A hereto.

“Requisite Series A Preferred Holders” shall mean, as of any date of determination, the Holders of two thirds or more of the aggregate Modified Liquidation Preference as of such date, voting together as a separate class; provided that, from the date hereof until the Abraaj Second Payment Date (as defined in the Subscription Agreement), such amount shall be determined as if Abraaj has paid its entire Investor Initial Purchase Price (as defined in the Subscription Agreement), including, for the avoidance of doubt, the portion to be funded on the Abraaj

Second Payment Date.  Notwithstanding the foregoing or the applicable provisions of the General Corporation Law of the State of Delaware, including Section 242(b) thereof, shares of Series A Preferred Stock held by the Current Stockholders (as defined in the Subscription Agreement) or any Affiliates of the Current Stockholders, if any, shall not be counted for purposes of determining whether the Requisite Series A Preferred Holders threshold has been satisfied (and shall be disregarded in the numerator and the denominator of that determination); provided, that, such restriction shall automatically terminate without any further action upon the Transfer of shares of Series A Preferred Stock by the Current Stockholders or any Affiliates of the Current Stockholders, as applicable, to an unaffiliated Third Party (as defined in the Subscription Agreement) and such unaffiliated Third Party shall be entitled to vote or consent to the actions subject to a vote or consent of the Requisite Series A Preferred Holders pursuant hereto.

“Restricted Transferee” has the meaning set forth in Section 2.1(c).

“Sale of the Company” has the meaning that the term “Sale of the Corporation” has under the Certificate of Designations.

“Sanctions Target” has the meaning set forth in Section 2.1(d).

“School” means any educational institution owned and/or operated by the Company or any of its Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Securities” means (i) the Common Stock or other equity securities (including securities convertible into equity securities), including shares of Series A Preferred Stock, issued from time to time by the Company, (ii) equity securities (including securities convertible into equity securities) issued from time to time by any Subsidiary of the Company, but only to the extent that Wengen or a Wengen Investor elects to purchase such equity securities, and (iii) debt securities issued from time to time by the Company but only to the extent that Wengen or a Wengen Investor elects to purchase such debt securities.

“Series A Preferred Stock” means the Series A-1 Preferred Stock and/or the Series A-2 Preferred Stock, as the context may from time to time require.

“Series A-1 Preferred Stock” means the Preferred Stock of the Company designated as Convertible Redeemable Preferred Stock, Series A-1, par value US$0.001 per share, together with the Series A-1 PIK Dividend Shares.

“Series A-2 Preferred Stock” means the Preferred Stock of the Company designated as Convertible Redeemable Preferred Stock, Series A-2, par value US$0.001 per share.

“Sponsor Securityholder Agreement” means the Securityholders Agreement dated as of July 11, 2007 among Wengen and the other parties thereto, as amended prior to the date hereof and as further amended from time to time.

“Stockholder” has the meaning set forth in the preface.

“Subscription Agreement” means the subscription agreement dated as of the date hereof between the Company and the Investors, as amended, modified or supplemented from time to time.

“Subscription Period” has the meaning set forth in Section 2.3(a).

“Suspension” has the meaning set forth in Section 3.3(e).

“Syndication Period” shall mean six (6) months following the Closing Date.

“Syndication Transaction” has the meaning set forth in Section 2.5.

“Tag Along Equity Value” means the implied enterprise value of the Company in connection with a Tag Along Transfer pursuant to Section 2.4, (i) plus unrestricted cash of the Company and its Subsidiaries as of the closing of such Tag Along Transfer, (ii) less (a) all Indebtedness then-outstanding, and (b) transaction expenses and change of control payments incurred by or on behalf of the Company or any of its Subsidiaries in connection with such Tag Along Transfer (or which would have been incurred upon a Sale of the Company at such time), and (iii) plus or minus, as the case may be, any other amounts added or deducted, as the case may be, in calculating the price per share in such Tag Along Transfer, in each case, as determined in good faith by the Board and delivered in writing to the Holders of shares of Series A Preferred Stock prior to the closing of such Tag Along Transfer; provided that, for the avoidance of doubt, the Requisite Series A Preferred Holders may challenge whether any such value was determined by the Board in good faith and in accordance with the terms of this Agreement, and any such challenge that cannot be resolved by the parties within ten (10) Business Days shall be referred to the independent Accounting Referee for final resolution (provided that “baseball style” arbitration shall be used and the fees and expenses of the such Accounting Referee shall be borne by the party whose final calculation submitted is not selected by the Accounting Referee).

“Tag Along Ownership Percentage” means, as of any time of determination:

(a)                                 for each Investor holding shares of Series A Preferred Stock, the quotient, expressed as a percentage, obtained by dividing, (i) the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock, assuming a conversion of such shares of Series  A Preferred Stock pursuant to Section 8(a)(ii) of the Certificate of Designations in connection with a Sale of the Company at an aggregate purchase price equal to the Tag Along Equity Value, divided by  (ii) the sum of (x) the total number of shares of Common Stock held (or deemed to be held pursuant to this clause (a)(i) of this paragraph) by all Tagging Stockholders, plus (y) the total number of shares of Common Stock held by the Transferring Stockholder, plus (z) the number of shares of Common Stock held by those members of management of the Company that have tag-along rights under a written agreement with the Company that is in force and effect as of the date hereof and solely to the extent such rights are exercised in connection with the applicable Tag Along Transfer; and

(b)                                 for each Investor holding shares of Common Stock, with respect to such shares, the quotient, expressed as a percentage, obtained by dividing (i) the number of shares of Common Stock held by such Investor as of such date, by (ii) the sum of (x) the total number of shares of Common Stock held (or deemed to be held pursuant to clause (a)(i) of this definition) by all Tagging Stockholders plus (y) the total number of shares of Common Stock held by the Transferring Stockholder.

“tag-along rights” has the meaning set forth in Section 2.4(a).

“Tag Along Transfer” has the meaning set forth in Section 2.4(a).

“Tag Notice” has the meaning set forth in Section 2.4(b).

“Tagging Stockholder” has the meaning set forth in Section 2.4(a).

“Test Certificates” has the meaning set forth in Section 3.3(c).

“Test Period” has the meaning set forth in Section 3.3(a)(ii).

“Test Period Delivery Date” means a date that is on or before (A) with respect to Test Periods ending on December 31, as soon as available and in any event within five (5) days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is one hundred five (105) days after the end of each such fiscal year), or (B) with respect to Test Periods ending on March 31, June 30 and September 30, the date that is sixty (60) days following such date, and in any event within five (5) days after the date on which the Company’s financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is sixty (60) days after the end of each such quarterly accounting period).

“Third Party” has the meaning set forth in Section 2.4(a).

“Total Net Leverage” means, as of any date of determination, the amount determined from the quotient of (A) Indebtedness as of the last day of the Test Period or as of the last day of the test period specified in Section 3.3(a)(i), as applicable, immediately preceding such date of determination, minus any unrestricted cash appearing on the balance sheet of the Company and (B) Adjusted EBITDA for the applicable trailing twelve (12) month period ending on the last day of such Test Period or as of the last day of the test period specified in Section 3.3(a)(i), as applicable.

“Total Net Leverage Threshold” means, with respect to each Test Period:

(a)                                 for each Test Period through September 30, 2018, 4.5;

(b)                                 for each Test Period following September 30, 2018 through September 30, 2019, 4.0; and

(c)                                  for each Test Period following September 30, 2019, 3.5.

“Transaction Documents” has the meaning set forth in the Subscription Agreement.

“Transfer” means (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the transfer, conveyance, issuance, gift, sale, assignment, pledge, hypothecation, encumbrance or creation of a security interest in or Lien on, placing in trust (voting or otherwise) or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of Law) of such security or any interest therein.  The terms “Transferred”, “Transferor” and “Transferee” have correlative meaning.

“Transferring Stockholder” has the meaning set forth in Section 2.4(a).

“USGAAP” means United States generally accepted accounting principles in effect on the date of this Agreement; provided, however, that the Company may notify the Holders of the Series A Preferred Stock that the Company is eliminating the effect of any change occurring after the Initial Issue Date in GAAP or in the application thereof on the operation of any provision in this Agreement.

“VWAP” means, per each security on any Trading Day, the volume-weighted average price per share of such security in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Trading Day, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page on which the Common Stock is listed; provided, however, that if such volume-weighted average price shall not be available on such Trading Day, then VWAP on such Trading Day shall be determined, using a volume-weighted average method, pursuant to Section 5.17

“Wengen” has the meaning set forth in the preface.

“Wengen Investor” means all Affiliates and limited partners of Wengen.

“World Bank” means the International Bank for Reconstruction and Development and the International Development Association.

“World Bank Group” means the World Bank, the Multilateral Investment Guarantee Agency and the International Centre for Settlement of Investment Disputes.

“World Bank Listing of Ineligible Firms” means the list, as updated from time to time, of persons or entities ineligible to be awarded a World Bank-financed contract or otherwise sanctioned by the World Bank Group sanctions board for the periods indicated on the list because they were found to have violated the fraud and corruption provisions of the World Bank Group anticorruption guidelines and policies.  The list may be found at http://www.worldbank.org/debarr or any successor website or location.

(c)                                  Interpretation.  Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Agreement: (i) reference to a given Article, Section, Subsection, clause, Exhibit or Schedule is a reference to an Article, Section, Subsection, clause, Exhibit or Schedule of this Agreement, unless otherwise specified; (ii) the terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole; (iii) reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document, Law or regulation as modified, amended, supplemented and restated through the date as to which such reference was made, and, as to any Law or regulation, any successor Law or regulation; (iv) accounting terms have the meanings given to them under USGAAP, and in any cases in which there exist elective options or choices in USGAAP determinations relating to the Company or any of its Subsidiaries, or where management discretion is permitted in classification, standards or other aspects of USGAAP related determinations relating to the Company or any of its Subsidiaries, the historical accounting principles and practices of the Company or such Subsidiaries, as applicable, shall continue to be applied on a consistent basis; (v) reference to a Person includes its predecessors, successors and permitted assigns and transferees; (vi) the singular includes the plural and the masculine includes the feminine, and vice versa; (vii) the words ‘include”, “includes” or “including” means “including, for example and without limitation”; and (viii) references to “days” means calendar days.

5.2                               Legends.

(a)                                 Stockholders Agreement.  Each certificate or instrument evidencing shares of Capital Stock, if any, and each certificate or instrument, if any, issued in exchange for or upon the Transfer of any such shares of Capital Stock (if such securities remain subject to this Agreement after such Transfer) shall be stamped or otherwise imprinted with a legend (as appropriately completed under the circumstances) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE CONSTITUTE SECURITIES UNDER A CERTAIN INVESTORS’ STOCKHOLDERS AGREEMENT (THE “STOCKHOLDERS AGREEMENT”) AMONG LAUREATE EDUCATION, INC. (THE “COMPANY”), THE INVESTORS AND CERTAIN OF THE COMPANY’S OTHER STOCKHOLDERS AND, AS SUCH, ARE SUBJECT TO CERTAIN VOTING PROVISIONS, PURCHASE RIGHTS AND RESTRICTIONS ON TRANSFER SET FORTH IN THE STOCKHOLDERS AGREEMENT.  A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b)                                 Restricted Securities. Each instrument or certificate, if any, evidencing shares of Capital Stock and each instrument or certificate, if any, issued in exchange or upon the Transfer of any shares of Capital Stock shall be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND LAWS

OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.”

(c)                                  Removal of Legends.  Whenever in the opinion of the Company and, if reasonably requested by the Investors pursuant to the terms hereof, the opinion of counsel reasonably satisfactory to the Company (which opinion shall be delivered to the Company in writing) the restrictions described in any legend set forth above cease to be applicable to any shares of Capital Stock, the holder thereof shall be entitled to receive from the Company, without expense to the holder, a new instrument or certificate not bearing a legend stating such restriction.

5.3                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, (a) such provision will be fully severable from this Agreement; and (b) this Agreement will be reformed, construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof.

5.4                               Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto pertaining to the subject matters hereof and thereof, and fully supersede any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

5.5                               Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of shares of Capital Stock and the respective successors and assigns of each of them, so long as they hold shares of Capital Stock.  For the avoidance of doubt, it shall be a condition to any Transfer that such Transferee agrees to be bound by this Agreement, and, upon such Transfer, such Transferee shall have the same rights and obligations as those of the transferor under this Agreement.

5.6                               Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.7                               Remedies.  The Company and the parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise all other rights existing in their favor.

5.8                               Notices.  All notices, requests, demands and other communications hereunder shall be in writing and, except to the extent otherwise provided in this Agreement, shall be deemed to have been duly given on the date set forth below if delivered by same-day or next-day courier or mailed, first class postage prepaid, or transmitted by facsimile or email as described below:

Company:

Laureate Education, Inc.

650 S. Exeter Street

Baltimore, MD  21202

Attention:  Robert W. Zentz, Senior Vice President and General Counsel

Facsimile:  (410) 843-8544

E-mail:  robert.zentz@laureate.net

with a copy to:

DLA Piper LLP (US)

6225 Smith Avenue

Baltimore, Maryland 21209

Attention:  R.W. Smith, Jr., Esq.

Telecopy:  (410) 580-3266

E-mail:  jay.smith@dlapiper.com

Investors:

to the Investors as set forth on Schedule A hereto

5.9                               Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

(i)                                     The Stockholders and the Company irrevocably agree that any legal action, suit or proceeding arising out of or relating to this Agreement shall be brought against it exclusively in the Court of Chancery of the State of Delaware (or, if (and only if) the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware or any federal court sitting in the State of Delaware).  By the execution of this Agreement, the Stockholders irrevocably submit to the exclusive jurisdiction of any such court in any such action, suit or proceeding.

(ii)                                  Final judgment against any of the parties in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the United States, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by Law.

(b)                                 Each of the parties also irrevocably consents to the service of process being made by mailing copies of the papers by registered United States mail, postage prepaid, to the parties at their respective addresses specified pursuant to Section 5.8 (Notices).

(c)                                  Service in the manner provided in Section 5.8 in any action, suit or proceeding will be deemed personal service, will be accepted by the parties as such and will be valid and binding upon the parties for all purposes of any such action, suit or proceeding.

(d)                                 Each of the parties irrevocably waives to the fullest extent permitted by applicable Law:  (i) any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section; (ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; and (iii) any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party.

(e)                                  To the extent that any of the parties may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, each of such parties irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the Laws of such jurisdiction.

(f)                                   To the extent that any of the parties may, in any action, suit or proceeding brought in any of the courts referred to in this Section 5.9 or a court of the United States or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provision of Law requiring an Investor in such action, suit or proceeding to post security for the costs of any of the parties, or to post a bond or to take similar action, each of the parties hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the United States or, as the case may be, the jurisdiction in which such court is located.

(g)                                  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

5.10                        Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.11                        Further Assurances.  Each of the parties hereto covenants and agrees on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action, as may be required by Law or reasonably necessary to effectively carry out the purposes of this Agreement and the intentions of the parties expressed herein.

5.12                        No Recourse.

(a)                                 Neither the Company nor any of its Subsidiaries shall enter into any agreement which shall provide for recourse to any Stockholder.  No recourse to (a) any assets or properties of any members, partners or shareholders of any Stockholder (or any Person that controls or controlled such member, partner or shareholder within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Exchange Act), (b) any current or former Affiliate of any Stockholder, or (c) any former, current or future officer, director, agent, general or limited partner, member, shareholder, employee or Affiliate of the Company or any Stockholder or any former, current or future officer, director, agent, general or limited partner, member, shareholder, employee or Affiliate of the foregoing shall be had and no judgment relating to the obligations of any Stockholder under this Agreement (except to the extent that any such Person expressly is individually liable thereunder) or for any payment obligations under this Agreement (except to the extent any such Person expressly is individually liable thereunder), or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, shall be obtainable by the Company or any Stockholder against any direct or indirect member, partner, shareholder, incorporator, employee or Affiliate, past, present or future, of the Company or any Stockholder.

(b)                                 Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that the Company and certain of the parties hereto may be partnerships or limited liability companies, the Company and each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, affiliates, general or limited partners, members, managers or stockholders of the Company or any party hereto or their respective Related Parties (the “Released Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Released Parties, as such, for any obligation of the Company or any party hereto under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

5.13                        Other Covenants.  Each Stockholder entitled to vote on matters submitted to a vote of the Stockholder, as the case may be, agrees to vote the shares of Capital Stock owned by such Stockholder upon all matters arising under this Agreement submitted to a vote of the Stockholders, as the case may be, in a manner that will implement the terms of this Agreement.

5.14                        Saving Rights.  No course of dealing and no failure or delay by a party hereto in exercising any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall impair, or be construed to be a waiver of or an acquiescence in, that or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise.

5.15                        Public Announcements.  None of the parties hereto may represent the Investors’ views on any matter or suggest or imply that the Investors are responsible or liable for any activities of the Company or any of its Subsidiaries.  Except as otherwise provided in this Section 5.15 and other than with respect to filings or notices required by Law or the Debt Documents, the Company may only reference the name and logo of an Investor and refer to the aggregate amount of Purchased Securities issued and sold pursuant hereto in (i) any presentations, materials or other disclosures prepared and/or made in connection with a Public Offering or any offering of debt securities of the Company (including in connection with roadshows and analyst meetings), or (ii) in connection with its customary marketing activities in the ordinary course of its business consistent with past practice.  Other than with respect to filings or notices required by Law or the Debt Documents, the Company may not refer to an Individual Investor Purchase Price.  Each Investor and any of its respective Affiliates may publicly disclose their participation (and solely their participation) in the transactions contemplated by this Agreement and the documents contemplated thereby, and in connection therewith may reference the name and logo of the Company.  Except with respect to filings or notices required by Law or the Debt Documents, or as otherwise provided in the second, third and fourth sentences of this Section 5.15, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and no party hereto will make any such news release or public disclosure without first giving prior written notice and consulting with the other parties hereto and receiving its consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the other with respect to any such news release or public disclosure.

5.16                        Amendments, Waivers and Consents.

(a)                                 Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a written instrument executed by the Company and the Requisite Series A Preferred Holders; provided, however, that any amendment or modification to Section 4.2 (Tax Matters) shall require the consent of all Investors (solely in their capacity as Investors and not otherwise); and provided, further, any amendment or modification that would affect an Investor (solely in its capacity as an Investor and not otherwise) in a material and adverse manner will be effective against the Investor so materially and adversely effected only with the prior written consent of such Investor; and provided, further, that (x) any amendment to Section 2.1(f) or (y) any amendment to Section 2.4 that would adversely affect Wengen, shall, in each case, require the prior written consent of Wengen.  Any such amendment, termination or waiver effected in accordance with this Section 5.16 shall be binding on all parties hereto, even if they do not execute such consent.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Notwithstanding anything to the contrary in this Section 5.16, any right, privilege or preference that is expressly granted hereunder to Macquarie or Abraaj and not the other Investors, including Macquarie’s rights under Section 2.5 and Macquarie and Abraaj’s rights under Section 3.1, may be waived solely by Macquarie or Abraaj, as the case may be, in a written instrument executed by Macquarie or Abraaj, as the case may be, and the terms related thereto may be amended or terminated solely pursuant to a written instrument executed by the Company and Macquarie or Abraaj, as the case may be.

(b)                                 Notwithstanding anything to the contrary in this Agreement, Schedule A hereto may be amended (i) by the Company from time to time to add information regarding additional Stockholders without the consent of the other parties hereto and (ii) by Macquarie, in its sole discretion and without the consent or approval of any other Person, including the Company and any other Stockholder, to reflect any Transfer that is effected in accordance with the provisions of Section 2.5 of the Agreement; provided, that, subject to Macquarie’s right under the preceding clause (ii), no Person (other than an Investor’s Transferee permitted successor or assign) may be designated as an “Investor” under this Agreement by an amendment of Schedule A by the Company or otherwise without the prior written consent of the Requisite Series A Preferred Holders.

5.17                        Determination of Fair Market Value.  Fair Market Value shall be determined by agreement of the Company and the Requisite Series A Preferred Holders.  If the Company and the Requisite Series A Preferred Holders fail to reach agreement on the Fair Market Value within ten (10) Business Days following the date on which such determination is required to be made pursuant to this Agreement (the “FMV Determination Date”), then the value shall be determined by an independent, nationally recognized valuation firm selected by the Company and the Requisite Series A Preferred Holders.  If the foregoing parties cannot agree on such independent, nationally recognized valuation firm within thirty (30) days following the FMV Determination Date, then the Board, on the one hand, and the Requisite Series A Preferred Holders, on the other hand, each shall select a valuation firm and such valuation firms in turn shall select a third valuation firm the appraisal of which shall be controlling.  The determination of such valuation firm (as finally selected hereunder) shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

LAUREATE EDUCATION, INC.

By:
Name:
Its:

WENGEN ALBERTA, LIMITED PARTNERSHIP

BY: WENGEN INVESTMENTS LIMITED, ITS GENERAL PARTNER

By:
Name:
Its:

[Signature Page to Stockholders Agreement]

KKR 2006 FUND (OVERSEAS), LIMITED
PARTNERSHIP

By:	KKR Associates 2006 (Overseas), Limited Partnership, its General Partner

By:	KKR 2006 Limited, its General Partner

By:
	Name:	William J. Janetschek
	Title:	Director

KKR PARTNERS II (INTERNATIONAL), LIMITED PARTNERSHIP

By:	KKR PI-II GP Limited, its General Partner

By:
	Name:	William J. Janetschek
	Title:	Director

[Signature Page to Stockholders Agreement]

SNOW, PHIPPS GROUP, LP.

By:	SPG GP, LLC, its general partner

By:
	Name:	Ian K. Snow
	Title:	Managing Member

SNOW, PHIPPS GROUP (RPV), L.P.

By:	SPG GP, LLC, its general partner

By:
	Name:	Ian K. Snow
	Title:	Managing Member

SNOW, PHIPPS GROUP (OFFSHORE), L.P.

By:	SPG GP, LLC, its general partner

By:
	Name:	Ian K. Snow
	Title:	Managing Member

SNOW, PHIPPS GROUP (B), L.P.

By:	SPG GP, LLC, its general partner

By:
	Name:	Ian K. Snow
	Title:	Managing Member

S.P.G. CO-INVESTMENT, L.P.

By:	SPG GP, LLC, its general partner

By:
	Name:	Ian K. Snow
	Title:	Managing Member

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

MACQUARIE SIERRA INVESTMENT HOLDINGS, INC.

By:
Name:
Title:

By:
Title:
Name:

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

ABRAAJ PLATINUM HOLDING, L.P.

By: Abraaj Platinum GP Limited, acting in its capacity as general partner of Abraaj Platinum Holding, L.P.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

APOLLO SPECIAL SITUATIONS FUND, L.P.

By: Apollo Situations Advisors, L.P., its general partner
By: Apollo Special Situations Advisors GP, LLC, its general partner

By:
	Name:	Laurie D. Medley
	Title:	Vice President

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

AESI II, L.P.

By: Apollo European Strategic Management, L.P., its Investment Manager
By: Apollo European Strategic Management GP, LLC, its General Partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By: Apollo Centre Street Advisors (APO DC), L.P., its General Partner
By: Apollo Centre Street Advisors (APO DC-GP), LLC, its General Partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

APOLLO ZEUS STRATEGIC INVESTMENTS, L.P.

By: Apollo Zeus Strategic Advisors, L.P., its General Partner
By: Apollo Zeus Strategic Advisors, LLC, its General Partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

AP INVESTMENT EUROPE III, L.P.

By: Apollo Europe Management III, LLC, its Investment Manager

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

APOLLO CREDIT OPPORTUNITY TRADING FUND III

By: Apollo Credit Opportunity Advisors III LP, its General Partner
By: Apollo Credit Opportunity Management III LLC, its Investment Manager

By:
Name:	Joseph D. Glatt
Title:	Vice President

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

APOLLO HERCULES PARTNERS, L.P.

By: Apollo Hercules Advisors, L.P., its General Partner
By: Apollo Hercules Advisors GP, LLC, its General Partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

APOLLO UNION STREET PARTNERS, L.P.

By: Apollo Union Street Advisors, L.P., its General Partner
By: Apollo Union Street Capital Management, LLC, its General Partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

APOLLO THUNDER PARTNERS, L.P.

By: Apollo Thunder Management, LLC, its Investment Manager

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

APOLLO KINGS ALLEY CREDIT FUND, L.P.

By: Apollo Kings Alley Credit Advisors, L.P., its General Partner
By: Apollo Kings Alley Credit Capital Management, LLC, its General Partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By: Apollo A-N Credit Management, LLC

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

APOLLO LINCOLN PRIVATE CREDIT, L.P.

By: Apollo Lincoln Private Credit Management, LLC, its Investment Manager

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

APOLLO TOWER CREDIT FUND, L.P.

By: Apollo Tower Credit Advisors, LLC, its General Partner

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

RK GOLD (CAYMAN) HOLDINGS, L.P.

By: CFIG (Cayman) Holdings Limited, its general partner

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Annex A

Confidentiality Provisions

1.             (A)          Subject to paragraph (C) below, all (i) written information about the Company furnished by the Company (I) to any Investor that is clearly and conspicuously identified as “Confidential Information,” and (II) to the Non-Voting Committee Observer at a KKR Board meeting is referred to herein as “Data.”  The Company shall submit to an Investor information identified as “Confidential Information” only if it in good faith reasonably believes that such information is in fact confidential.

(B)          Each Investor agrees to hold the Data in confidence.  Each Investor will not reveal any Data to any person without the consent of the Company, which consent shall not be unreasonably delayed, withheld or conditioned, other than to officers, directors, employees, attorneys, independent auditors, rating agencies, contractors, consultants (including, by way of example, technical and financial advisors) of such Investor and its Affiliates (such Persons receiving Data, collectively, “Representatives”) who are deemed appropriate by the Investor in its reasonable judgment; provided, however, that to the extent that any of the Representatives is not an employee of such Investor, prior to furnishing Data to such Representative, such Investor will inform such Representative about the confidential nature of the Data to be disclosed; and cause such Representative that will receive the Data from such Investor to enter into a confidentiality agreement with provisions substantially the same as those set forth herein.  Additionally, any Investor shall be allowed to disclose any Data to potential purchasers and their Representatives relating to a potential sale of all or part of the Securities held by such Investor; provided, further, that, prior to furnishing Data to such persons, such Investor shall cause the potential purchasers that will receive the Data from such Investor to enter into a confidentiality agreement with provisions substantially the same as those set forth herein.

(C)          The term “Data” shall not apply to information which:

(i)                                     is or becomes available to the public other than as a result of a disclosure in violation of the provisions set forth herein;

(ii)                                  was available to an Investor prior to its disclosure to such Investor by the Company under this Agreement;

(iii)                               was or is developed by an Investor independently of, and without reference to, the Data;

(iv)                              is required to be disclosed by action of any court, tribunal, regulatory authority, self-regulatory organization or by any requirement of law, legal process, regulation, or governmental order, decree or rule or necessary or desirable for an Investor to disclose in connection with any proceeding in any court, tribunal or before any regulatory authority in order to preserve its rights;

(v)                                 the Company agrees may be disclosed; or

(vi)                              is or becomes available to an Investor from sources which to such Investor’s knowledge are under no obligation of confidentiality to the Company.

2.             Except in connection with the agreement of the Investor expressly contained herein to keep Data confidential, an Investor shall not incur any liability or obligation to the Company by reason of or arising out of such Investor’s inspection and evaluation of the Data.  An Investor will not be liable for any loss, cost, liability or other claim in connection with the Data beyond reasonably foreseeable losses and will not be liable for lost profits or consequential or punitive damages.

3.             An Investor’s obligation of confidentiality set forth herein with respect to any Data disclosed to it shall expire two (2) years after the disclosure of such Data to such Investor.

Schedule A

List of Investors

Name and Address of Investor	Type and Number of Securities	Purchase Price
Macquarie Sierra Investment Holdings Inc. 125 W 55th Street, Level 17 New York, New York 10019 Attention: MacCap Legal and Melissa Toomey E-mail: ibgcflegalna@macquarie.com; Melissa.Toomey@macquarie.com with a copy to: Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Attention: Ilan Nissan, Paul Cicero and Oreste Cipolla Telecopy: +1 212 202 6392 E-mail: INissan@Goodwinlaw.com; PCicero@Goodwinlaw.com; OCipolla@Goodwinlaw.com	23,000 shares of Series A-1 Preferred Stock	$23,000,000

AESI II, L.P. One Manhattanville Road, Suite 201 Purchase, NY 10577 Attention: Joseph D. Glatt E-mail: jglatt@apollolp.com with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Brian Finnegan and Tracey Zaccone Telecopy: +1 212 373 3000 E-mail: Bfinnegan@paulweiss.com; Tzaccone@paulweiss.com	2,367.285 shares of Series A-2 Preferred Stock	$2,367,285

Apollo Centre Street Partnership, L.P. One Manhattanville Road, Suite 201 Purchase, NY 10577	6,554.247 shares of Series A-2 Preferred Stock	$6,554,247

i

Attention: Joseph D. Glatt
E-mail: jglatt@apollolp.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Brian Finnegan and Tracey Zaccone
Telecopy: +1 212 373 3000
E-mail:  Bfinnegan@paulweiss.com;

Tzaccone@paulweiss.com

Apollo Zeus Strategic Investments, L.P. One Manhattanville Road, Suite 201 Purchase, NY 10577 Attention: Joseph D. Glatt E-mail: jglatt@apollolp.com with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Brian Finnegan and Tracey Zaccone Telecopy: +1 212 373 3000 E-mail: Bfinnegan@paulweiss.com; Tzaccone@paulweiss.com	3,528.554 shares of Series A-2 Preferred Stock	$3,528,554

Credit Opportunity Trading Fund III One Manhattanville Road, Suite 201 Purchase, NY 10577 Attention: Joseph D. Glatt E-mail: jglatt@apollolp.com with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Brian Finnegan and Tracey Zaccone Telecopy: +1 212 373 3000 E-mail: Bfinnegan@paulweiss.com;	29,200.064 shares of Series A-2 Preferred Stock	$29,200,064

Tzaccone@paulweiss.com

AP Investment Europe III, L.P. 9 West 57th Street, 43rd Floor New York, NY 10019 Attention: Joseph D. Glatt E-mail: jglatt@apollolp.com with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Brian Finnegan and Tracey Zaccone Telecopy: +1 212 373 3000 E-mail: Bfinnegan@paulweiss.com; Tzaccone@paulweiss.com	2,931.087 shares of Series A-2 Preferred Stock	$2,931,087

Apollo Hercules Partners, L.P. One Manhattanville Road, Suite 201 Purchase, NY 10577 Attention: Joseph D. Glatt E-mail: jglatt@apollolp.com with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Brian Finnegan and Tracey Zaccone Telecopy: +1 212 373 3000 E-mail: Bfinnegan@paulweiss.com; Tzaccone@paulweiss.com	2,620.847 shares of Series A-2 Preferred Stock	$2,620,847

Apollo Union Street Partners, L.P. One Manhattanville Road, Suite 201 Purchase, NY 10577 Attention: Joseph D. Glatt E-mail: jglatt@apollolp.com with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP	1,905.419 shares of Series A-2 Preferred Stock	$1,905,419

1285 Avenue of the Americas New York, NY 10019-6064 Attention: Brian Finnegan and Tracey Zaccone Telecopy: +1 212 373 3000 E-mail: Bfinnegan@paulweiss.com; Tzaccone@paulweiss.com

Apollo Thunder Partners, L.P. One Manhattanville Road, Suite 201 Purchase, NY 10577 Attention: Joseph D. Glatt E-mail: jglatt@apollolp.com with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Brian Finnegan and Tracey Zaccone Telecopy: +1 212 373 3000 E-mail: Bfinnegan@paulweiss.com; Tzaccone@paulweiss.com	2,184.039 shares of Series A-2 Preferred Stock	$2,184,039

Apollo Kings Alley Credit Fund, L.P. One Manhattanville Road, Suite 201 Purchase, NY 10577 Attention: Joseph D. Glatt E-mail: jglatt@apollolp.com with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Brian Finnegan and Tracey Zaccone Telecopy: +1 212 373 3000 E-mail: Bfinnegan@paulweiss.com; Tzaccone@paulweiss.com	2,185.317 shares of Series A-2 Preferred Stock	$2,185,317

Apollo Lincoln Private Credit, L.P. One Manhattanville Road, Suite 201 Purchase, NY 10577 Attention: Joseph D. Glatt E-mail: jglatt@apollolp.com	2,130.770 shares of Series A-2 Preferred Stock	$2,130,770

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Brian Finnegan and Tracey Zaccone
Telecopy: +1 212 373 3000
E-mail:  Bfinnegan@paulweiss.com;

Tzaccone@paulweiss.com

Apollo A-N Credit Fund (Delaware), L.P. One Manhattanville Road, Suite 201 Purchase, NY 10577 Attention: Joseph D. Glatt E-mail: jglatt@apollolp.com with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Brian Finnegan and Tracey Zaccone Telecopy: +1 212 373 3000 E-mail: Bfinnegan@paulweiss.com; Tzaccone@paulweiss.com	2,352.370 shares of Series A-2 Preferred Stock	$2,352,370

Apollo Tower Credit Fund, L.P. One Manhattanville Road, Suite 201 Purchase, NY 10577 Attention: Joseph D. Glatt E-mail: jglatt@apollolp.com with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Brian Finnegan and Tracey Zaccone Telecopy: +1 212 373 3000 E-mail: Bfinnegan@paulweiss.com; Tzaccone@paulweiss.com	5,540.001 shares of Series A-2 Preferred Stock	$5,540,001

v

Apollo Special Situations Fund, L.P. c/o Apollo Special Situations Advisors, L.P. One Manhattanville, Suite 201 Purchase, NY 10577 Attn: General Counsel with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Brian Finnegan and Tracey Zaccone Telecopy: +1 212 373 3000 E-mail: Bfinnegan@paulweiss.com; Tzaccone@paulweiss.com	63,500.000 shares of Series A-2 Preferred Stock	$63,500,000

RK Gold (Cayman) Holdings, L.P. c/o GCM Customized Fund Investment Group, L.P 767 Fifth Avenue, 14th Floor New York, NY 10153 Attention: General Counsel E-mail: legal@gcmlp.com with a copy to: Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Attention: Edward Sopher and Glenn Pollner Telecopy: +1 212 351 4000 E-mail: ESopher@gibsondunn.com; GPollner@gibsondunn.com	48,000 shares of Series A-2 Preferred Stock	$48,000,000

Abraaj Platinum Holding, L.P. The Abraaj Group Pedregal 24-801B Molino del Rey, 11040 Mexico City, Mexico Attention: Miguel Olea and Eduardo Cortina Telecopy: +52 55 9178 9010 E-mail: miguel.olea@abraaj.com; eduardo.cortina@abraaj.com	127,000 shares of Series A-2 Preferred Stock	$127,000,000

with a copy to: Weil, Gotshal & Manges LLP 100 Federal Street, 34th Floor Boston, MA 02110-1802 Attention: Shayla Harlev Telecopy: +1 617 772 8300 E-mail: Shayla.Harlev@weil.com

KKR 2006 Fund (Overseas), Limited Partnership c/o Kohlberg Kravis Roberts & Co. 9 West 57th St., Suite 4200 New York, NY 10019 Attention: General Counsel Facsimile: +1 212 750 0003 with a copy to: Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Sean D. Rodgers, P.C. Telecopy: +1 212 446 4800 E-mail: Sean.rodgers@kirkland.com	59,350.000 shares of Series A-2 Preferred Stock	$59,350,000

KKR Partners (International), Limited Partnership Kohlberg Kravis Roberts & Co. 9 West 57th St., Suite 4200 New York, NY 10019 Attention: General Counsel Facsimile: +1 212 750 0003 with a copy to: Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Sean D. Rodgers, P.C. Telecopy: +1 212 446 4800 E-mail: Sean.rodgers@kirkland.com	650.000 shares of Series A-2 Preferred Stock	$650,000

Snow, Phipps Group, LP. 667 Madison Avenue, 18th Floor New York, NY 10021	13,669.987 shares of Series A-2 Preferred Stock	$13,669,987

Attention: Ian K. Snow
Telecopy:
E-mail: isnow@spgpartners.com

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Sean D. Rodgers, P.C.
Telecopy: +1 212 446 4800
E-mail:  Sean.rodgers@kirkland.com

S.P.G. Co-Investment, L.P. 667 Madison Avenue, 18th Floor New York, NY 10021 Attention: Ian K. Snow Telecopy: E-mail: isnow@spgpartners.com with a copy to: Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Sean D. Rodgers, P.C. Telecopy: +1 212 446 4800 E-mail: Sean.rodgers@kirkland.com	45 shares of Series A-2 Preferred Stock	$45,000

Snow, Phipps Group (B), L.P. 667 Madison Avenue, 18th Floor New York, NY 10021 Attention: Ian K. Snow Telecopy: E-mail: isnow@spgpartners.com with a copy to: Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Sean D. Rodgers, P.C. Telecopy: +1 212 446 4800 E-mail: Sean.rodgers@kirkland.com	131.324 shares of Series A-2 Preferred Stock	$131,324.17

Snow, Phipps Group (Offshore), L.P. 667 Madison Avenue, 18th Floor New York, NY 10021 Attention: Ian K. Snow Telecopy: E-mail: isnow@spgpartners.com with a copy to: Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Sean D. Rodgers, P.C. Telecopy: +1 212 446 4800 E-mail: Sean.rodgers@kirkland.com	441.838 shares of Series A-2 Preferred Stock	$441,838.33

Snow, Phipps Group (RPV), L.P. 667 Madison Avenue, 18th Floor New York, NY 10021 Attention: Ian K. Snow Telecopy: E-mail: isnow@spgpartners.com with a copy to: Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Sean D. Rodgers, P.C. Telecopy: +1 212 446 4800 E-mail: Sean.rodgers@kirkland.com	711.851 shares of Series A-2 Preferred Stock	$711,850.64

Schedule 2.1(d)

Restricted Transferees

[See attached]

x

Exhibit A

Registration Rights Agreement

[See Attached]

Exhibit B-1

2016-Based Test Period Certificate

[See Attached]

Exhibit B-2

2017 Trigger Certificate

[See Attached]